Exhibit 4.2

REDDY ICE CORPORATION,

as Company

REDDY ICE HOLDINGS, INC.,

as Parent

and the Subsidiary Guarantors party hereto

13.25% Senior Secured Notes due 2015

INDENTURE

Dated as of March 15, 2010

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

and

as Collateral Agent

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
303	1.4
310(a)(1)	7.9
(a)(2)	7.9
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.9
(b)	7.9
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.5
(b)	12.18
(c)	12.18
313(a)	7.12
(b)	7.12
(b)(1)	7.12
(b)(2)	7.6; 7.12
(c)	7.12; 12.1
(d)	7.12
314(a)	5.3; 12.3
(a)(1)	6.2
(a)(4)	3.12; 12.3
(b)	N.A.
(c)(1)	12.2
(c)(2)	12.2
(c)(3)	N.A.
(d)	N.A.
(e)	12.2; 12.3
(f)	N.A.
315(a)	7.1(b); 7.2
(b)	7.5; 12.1
(c)	7.1(a)
(d)	7.1(c)
(e)	6.11
316(a) (last sentence)	2.16
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	6.7
(c)	2.17
317(a)(1)	6.8
(a)(2)	6.9
(b)	2.4
318(a)	12.17
(c)	12.17

N.A. means Not Applicable.

Note:  This Cross-Reference Table shall not, for any purposes, be deemed to be part hereof.

i

		Page

ARTICLE XI

Collateral and Security

SECTION 11.1.	The Collateral	93
SECTION 11.2.	Further Assurances	93
SECTION 11.3.	Release of Liens on the Collateral	94
SECTION 11.4.	Authorization of Actions to Be Taken by the Trustee or the Collateral Agent Under the Collateral Documents	95
SECTION 11.5.	Recording, Registration and Opinions	96

ARTICLE XII

Miscellaneous

SECTION 12.1.	Notices	97
SECTION 12.2.	Certificate and Opinion as to Conditions Precedent	98
SECTION 12.3.	Statements Required in Certificate or Opinion	98
SECTION 12.4.	When Notes Disregarded	98
SECTION 12.5.	Rules by Trustee, Paying Agent and Registrar	98
SECTION 12.6.	Days Other than Business Days	99
SECTION 12.7.	Governing Law	99
SECTION 12.8.	Waiver of Jury Trial	99
SECTION 12.9.	No Recourse Against Others	99
SECTION 12.10.	Successors	99
SECTION 12.11.	Multiple Originals	99
SECTION 12.12.	Variable Provisions	99
SECTION 12.13.	Table of Contents; Headings	99
SECTION 12.14.	Direction by Holders to Enter into Collateral Documents and the Intercreditor Agreement	99
SECTION 12.15.	Force Majeure	99
SECTION 12.16.	USA Patriot Act	100
SECTION 12.17.	Trust Indenture Act Controls	100
SECTION 12.18.	Communication by Holders of Notes with Other Holders of Notes	100

EXHIBITS

ANNEX A	Mortgaged Property

EXHIBIT A	Form of Note
EXHIBIT B	Form of Certificate of Transfer
EXHIBIT C	Form of Certificate of Exchange
EXHIBIT D	Form of Certificate of Acquiring Institutional Accredited Investor
EXHIBIT E	Form of Mortgage

INDENTURE, dated as of March 15, 2010 (this “Indenture”), among REDDY ICE CORPORATION, a corporation duly organized and existing under the laws of the State of Nevada (the “Company”), REDDY ICE HOLDINGS, INC. (“Parent”), certain subsidiaries of the Company from time to time parties hereto (the “Subsidiary Guarantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

Recitals of the Company

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.1.              Definitions.

“144A Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Additional First Lien Indebtedness” means Indebtedness permitted to be incurred under Section 3.3 hereof and under the Credit Agreement which is by its terms intended to be secured on a pari passu basis with the Liens securing the Credit Agreement and the First Lien Notes.

“Additional Pari Passu Lien Indebtedness” means Indebtedness permitted to be incurred under Section 3.3 hereof which is by its terms intended to be secured on a pari passu basis with the Liens securing the Notes; provided such Lien is permitted to be incurred under this Indenture and such Indebtedness has a Stated Maturity that is no earlier than the Stated Maturity of the Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  For purposes of Sections 3.4, 3.7 and 3.8, as applicable, only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Agent” means any Registrar, Paying Agent or co-registrar.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“Applicable Premium” means, as determined by the Company with respect to a Note on any Redemption Date, the greater of:

(1)           1.0% of the principal amount of such Note; and

(2)           the excess, if any, of (a) the present value as of such Redemption Date of (i) the redemption price of such Note on March 1, 2013 as set forth in Section 5.1(a), plus (ii) the remaining scheduled interest payments due on such Note through March 1, 2013 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points, over (b) the then outstanding principal of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Asset Disposition” means with respect to any Person (the “Specified Person”) any sale, lease, issuance, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Specified Person or any Restricted Subsidiary of the Specified Person, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”) of:

(1)           any shares of Capital Stock of a Restricted Subsidiary of the Specified Person (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Specified Person or a Restricted Subsidiary of the Specified Person);

(2)           all or substantially all the assets of any division or line of business of the Specified Person or any Restricted Subsidiary of the Specified Person; or

(3)           any other assets of the Specified Person or any Restricted Subsidiary of the Specified Person outside of the ordinary course of business of the Specified Person or such Restricted Subsidiary of the Specified Person.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)           a disposition by a Restricted Subsidiary of the Specified Person to the Specified Person or by the Specified Person or a Restricted Subsidiary of the Specified Person to a Restricted Subsidiary of the Specified Person;

(2)           for purposes of Section 3.7 only, (x) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by Section 3.4 and (y) a disposition of all or substantially all the assets of the Specified Person in accordance with the Section 4.1, as applicable;

(3)           a disposition of assets in any transaction or series of related transactions where such assets have an aggregate Fair Market Value of less than $2.0 million;

(4)           a disposition of cash or Temporary Cash Investments;

(5)           the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(6)           the sale or disposition in the ordinary course of business of obsolete, damaged or worn out assets no longer used or useful to the business of the Company and its Restricted Subsidiaries;

(7)           the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(8)           the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations thereof and other similar intellectual property;

(9)           any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy;

(10)         leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Specified Person or any of its Restricted Subsidiaries;

(11)         any disposition of receivables, equipment and related assets (including contract rights of the type described in the definition of “Qualified Securitization Transaction”) to a Securitization Entity pursuant to a Qualified Securitization Transaction for the Fair Market Value thereof, including cash and Temporary Cash Investments in an amount at least equal to 75% of the Fair Market Value thereof (for purposes of this clause (11), Purchase Money Notes shall be deemed to be cash); and

(12)         any transfer of receivables, equipment and related assets (including contract rights of the type described in the definition of “Qualified Securitization Transaction”), or a fractional undivided interest therein, by a Securitization Entity in a Qualified Securitization Transaction.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the rate of interest implied in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” with respect to a Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a company to have been duly adopted by the Board of Directors of such company and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Broker-Dealer” means any broker or dealer registered under the Exchange Act.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Cash Management Obligations” means obligations owed by the Company or any Subsidiary Guarantor to Person who was a lender or Affiliate of a lender at the time of entry of such obligations under the Credit Agreement in respect of any overdraft and related liabilities arising from treasury, depository, credit and debit card and cash management services or any automated clearing house transfers of funds.

“Change of Control” means the occurrence of any of the following events:

(i)         any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Parent; provided, however, that for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a Person held by any other Person (the “parent entity”), if such other person is the beneficial owner (as defined above in this clause (i)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity;

(ii)        individuals who on the Issue Date constituted the Board of Directors of the Company or the Board of Directors of Parent (the “Parent Board”) (together with any new directors whose election by such Board of Directors of the Company or Parent Board or whose nomination for election by the shareholders of the Company or Parent, as the case may be, was approved by a vote of a majority of the directors of the Company or Parent, as the case may be, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved)

cease for any reason to constitute a majority of the Board of Directors of the Company or the Parent Board then in office;

(iii)       the adoption of a plan relating to the liquidation or dissolution of the Company or Parent; or

(iv)       the failure at any time by Parent to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, 100% of the Voting Stock of the Company (except to the extent Parent is merged with and into the Company in accordance with the terms of this Indenture).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Notes and the Guarantees pursuant to the Collateral Documents.

“Collateral Agent” means Wells Fargo Bank, National Association, acting in its capacity as collateral agent under the Collateral Documents, or any successor thereto.

“Collateral Documents” means the Security Agreement, each mortgage and any other instruments and documents executed and delivered pursuant to this Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the benefit of the Secured Parties.

“Commodity Agreement” means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

“Company” has the meaning set forth in the preamble hereto.

“Company Order” means a written request or order signed in the name of the Company by any Officer.

“Consolidated Coverage Ratio” with respect to any Person (the “Specified Person”) as of any date of determination means the ratio of (x) the aggregate amount of EBITDA of the Specified Person and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on or prior to such date of determination for which internal financial statements are available to (y) Consolidated Interest Expense of the Specified Person and its Restricted Subsidiaries for such four fiscal quarters; provided, however, that:

(1)           if the Specified Person or any of its Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2)           if the Specified Person or any of its Restricted Subsidiaries has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Specified Person or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)           if since the beginning of such period the Specified Person or any of its Restricted Subsidiaries shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which were the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Specified Person or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Specified Person and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any of its Restricted Subsidiaries is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Specified Person and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)           if since the beginning of such period the Specified Person or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary of the Specified Person (or any person which becomes a Restricted Subsidiary of the Specified Person) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(5)           if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Specified Person or was merged with or into the Specified Person or any of its Restricted Subsidiaries since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Specified Person or a Restricted Subsidiary of the Specified Person during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Specified Person (and, to the extent applicable, may include any pro forma expense and cost reductions recognizable within 12-

months of the acquisition of such assets; provided that the Company reasonably believes that such expense and cost reductions could be achieved within such 12-month period as a result of such acquisition and such reductions are identified and quantified in an Officers’ Certificate delivered to the Trustee on or prior to the date of such acquisition).  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness to the extent such Interest Rate Agreement has a remaining term that includes some or all of the 12-month period of the date of determination).  If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation (but, in the case of any revolving credit facility incurred other than pursuant to Section 3.3(b)(i) hereof, only to the extent such Indebtedness is incurred solely for working capital purposes or other general corporate purposes in the ordinary course of business and not, in any case, to support directly or indirectly any acquisitions).

“Consolidated Interest Expense” means, with respect to any Person (the “Specified Person”) for any period, the total interest expense of the Specified Person and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Specified Person or its Restricted Subsidiaries, without duplication:

(1)           interest expense attributable to Capital Lease Obligations;

(2)           amortization of debt discount and debt issuance cost;

(3)           capitalized interest;

(4)           non-cash interest expense;

(5)           commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)           net payments pursuant to Hedging Obligations with respect to Interest Rate Agreements;

(7)           dividends accrued in respect of all Disqualified Stock of the Specified Person or Preferred Stock of a Restricted Subsidiary of the Specified Person held by Persons other than the Specified Person or a Restricted Subsidiary of the Specified Person (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Specified Person); provided, however, that such dividends shall be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the Chief Financial Officer of the Specified Person in good faith);

(8)           interest incurred in connection with Investments in discontinued operations;

(9)           interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Specified Person or any Restricted Subsidiary of the Specified Person; and

(10)         the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Specified Person) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, with respect to any Person (the “Specified Person”) for any period, the net income of the Specified Person and its consolidated Subsidiaries (other than non-controlling interests); provided, however, that there shall not be included in such Consolidated Net Income:

(1)           any net income of any Person (other than the Specified Person) if such Person is not a Restricted Subsidiary of the Specified Person, except that:

(A)          subject to the exclusions contained in clauses (4) and (6) below, the Specified Person’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Person during such period to the Specified Person or a Restricted Subsidiary of the Specified Person as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B)           the Specified Person’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2)           any net income of any Restricted Subsidiary of the Specified Person if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary (other than any such restriction that is permitted pursuant to Section 3.6 hereof), directly or indirectly, to the Specified Person, except that:

(A)          subject to the exclusion contained in clause (4) below, the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Specified Person or another Restricted Subsidiary of the Specified Person as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary of the Specified Person, to the limitation contained in this clause); and

(B)           the net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(3)           any gain (or loss) realized upon the sale or other disposition of any assets of the Specified Person, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)           extraordinary gains or losses;

(5)           the cumulative effect of a change in accounting principles;

(6)           any non-recurring fees, charges or other expenses (including bonus and retention payments and severance expenses) directly related to (x) the Transactions and (y) any acquisitions, divestitures or similar transactions entered into after the Issue Date;

(7)           fees, expenses and amounts paid in defense of, or to discharge judgments, pursuant to settlements or as fines or penalties arising from or related to, lawsuits, governmental proceedings or regulatory actions or investigations in connection with the pending Department of Justice investigation of Parent and its subsidiaries; and

(8)           the amount of any write-off of deferred financing costs or of debt issuance costs and the amount of charges related to any premium paid in connection with repurchasing Indebtedness, in each case as a result of the Transactions.

Notwithstanding the foregoing, for the purposes of Section 3.4 only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Specified Person or any of its Restricted Subsidiaries to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted pursuant to clause (a)(iii)(D) thereof.

“Corporate Trust Office” shall be at the address of the Trustee specified in Section 12.1 or such other address as to which the Trustee may give notice to the Company or Holders pursuant to the procedures set forth in Section 12.1.

“Credit Agreement” means the Credit Agreement dated as of the Issue Date, as amended to date, among the Company, the guarantors party thereto, the several lenders from time to time party thereto and J.P. Morgan Chase Bank, N.A., as administrative agent and the other agents party thereto as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing, consolidating or otherwise restructuring all or any portion of the Indebtedness under any such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Indebtedness that may be incurred thereunder; provided that any such amendment, supplement, modification, refinancing, consolidating or restructuring of Indebtedness under such agreement or successor replacement agreement may only provide for the making of revolving loans and/or issuance of letters of credit.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Dealer Manager” means Broadpoint Capital, Inc.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.6 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:  (1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise; (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or (3) is mandatorily redeemable or must be purchased upon the occurrence of any event, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1)           the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under Sections 3.7 and 3.9 hereof; and

(2)           any such requirement only becomes operative after compliance with such terms applicable to the Notes including the purchase of any Notes tendered pursuant thereto.

“EBITDA” with respect to any Person (the “Specified Person”) for any period means the sum of Consolidated Net Income of the Specified Person, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)           all income tax expense of the Specified Person and its consolidated Restricted Subsidiaries;

(2)           Consolidated Interest Expense;

(3)           depreciation and amortization expense of the Specified Person and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

(4)           unrealized non-cash gains or losses or non-cash charges in respect of Hedging Obligations required to be taken under GAAP;

(5)           unrealized foreign currency translation gains or losses;

(6)           all other non-cash charges (including any goodwill impairment charges) of the Specified Person and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of the Specified Person shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such

Restricted Subsidiary was included in calculating Consolidated Net Income in accordance with the definition of Consolidated Net Income

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the debt securities of the Company issued in the Exchange Offer pursuant to Section 2.6(i) hereof in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Excluded Property” shall have the meaning set forth in Section 2.1 of the Security Agreement.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by management of the Company or by the Board of Directors of the Company or a duly authorized committee thereof.  Fair Market Value (other than of any asset with a public trading market) in excess of $5.0 million shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution delivered to the Trustee.

“Final Settlement Date” has the meaning set forth in the Offering Circular.

“First Lien Collateral Agents” shall mean the collateral agent for the lenders and other secured parties under the Credit Agreement, the collateral agent for the trustee and holders of First Lien Notes and the authorized representative of the holders of any other class of First Lien Indebtedness that shall have executed a joinder to the First Lien Intercreditor Agreement in the form provided therein.

“First Lien Indebtedness” means (i) the First Lien Notes, (ii) the Credit Agreement and (iii) Additional First Lien Indebtedness.

“First Lien Intercreditor Agreement” means, that certain Intercreditor Agreement, dated as of the Issue Date, among the First Lien Collateral Agents and acknowledged by Parent, the Company and the Guarantors.

“First Lien Leverage Ratio” means at the date of calculation, the ratio of (a) all Indebtedness of the Company and its Restricted Subsidiaries that is secured by a Lien on any assets of the Company and its Restricted Subsidiaries (other than Pari Passu Lien Obligations and Junior Lien Obligations) on such date on a consolidated basis in accordance with GAAP to (b) EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on or prior to such date of determination for which internal financial statements are available. For purposes of making the computation referred to above, EBITDA shall be calculated on a pro forma basis in accordance with the definition of “Consolidated Coverage Ratio.”

“First Lien Notes” means those notes issued by the Company with a first priority security interest in the Collateral and any Refinancing Indebtedness Incurred to Refinance such Indebtedness.

“First Lien Obligations” means Priority Payment Lien Obligations and any other First Lien Indebtedness.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1)           the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)           statements and pronouncements of the Financial Accounting Standards Board;

(3)           such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)           the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Global Note Legend” means the legend set forth in Section 2.1(b) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Section 2.1 or 2.6 hereof.

“Guarantee” means any obligation, contingent or otherwise, of any Person, directly or indirectly, guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)           to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)           entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means each of Parent and the Subsidiary Guarantors.

“Guaranty Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement, Commodity Agreement or derivative contract entered into to hedge weather exposure.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary of the Company. The term “Incurrence” when used as a noun shall have a correlative meaning.  Solely for purposes of determining compliance with Section 3.3 hereof:

(1)           amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)           the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(3)           the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness; and

(4)           unrealized losses or charges in respect of Hedging Obligations shall be deemed not to be the Incurrences of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)           the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)           all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)           all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)           all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)           the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or any Preferred Stock of a Subsidiary of such Person, with the amount of Indebtedness represented by such Disqualified Stock or Preferred Stock, as applicable, being equal to the greatest of (A) its voluntary liquidation preference, (B) its involuntary liquidation preference and (C) its maximum fixed repurchase price, but excluding, in each case, accrued and unpaid dividends, if any;

(6)           all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)           all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8)           to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of the Company of any business, the term “Indebtedness” shall exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time shall be the accreted value thereof at such time.

The amount of any Disqualified Stock or Preferred Stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock or Preferred Stock is to be determined pursuant to this Indenture; provided, however, that if such Disqualified Stock or Preferred Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price shall be the book value of such Disqualified Stock or Preferred Stock as reflected on the most recent financial statements of such Person.

“Indenture” has the meaning set forth in the preamble hereto.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $137,571,000 in aggregate principal amount of 13.25% Senior Secured Notes due 2015 of the Company issued under this Indenture on the Issue Date.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Issue Date, among the Collateral Agent, the First Lien Collateral Agents and any authorized representative of the holders of any other class of Pari Passu Lien Obligations that shall have executed a joinder to such Intercreditor Agreement as provided therein.

“Interest Payment Date” means May 1 and November 1 of each year, commencing, in the case of the Initial Notes, on November 1, 2010 and ending at the Stated Maturity of the Notes.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.  Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and Section 3.4:

(1)           “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)           any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Issue Date” means March 15, 2010, the date on which the Notes are originally issued.

“Junior Lien Obligations” means any Indebtedness permitted to be incurred under Section 3.3(a) hereof which is by its terms intended to be secured by the Collateral on a basis junior to the Liens securing the Notes; provided such Lien is permitted to be incurred under this Indenture and such Indebtedness has a Stated Maturity after the Stated Maturity of the Notes.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with the exchange offer and consent solicitation contemplated by the Offering Circular.

“Lien” means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets, including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

“Material Real Property” means owned real properties owned by Parent, the Company and the Subsidiary Guarantors with a cost or book value (whichever is greater) in excess of $1.5 million.

“Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust or other document, creating and evidencing a Lien on Mortgaged Property, which shall be substantially in the form of Exhibit E, in each case, with such schedules and including such provisions as shall be necessary to conform such documents to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” means (i) each real property designated as “Mortgaged Property” on Annex A to Schedule 2 to each of the Purchase Agreements and (ii) each real property encumbered by a Mortgage delivered after the date hereof, if any, pursuant to Sections 3.15 and 11.2.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (2) all payments made on any Indebtedness (other than Pari Passu Lien Indebtedness and Junior Lien Obligations) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries of the Company as a result of such Asset Disposition, (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary of the Company after such Asset Disposition and (5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash shall be increased by any portion of funds in escrow that are released to the Company or any Restricted Subsidiary of the Company.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Recourse Securitization Entity Indebtedness” has the meaning set forth in the definition of “Securitization Entity.”

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes, the Exchange Notes and any Additional Notes, treated as a single class of securities.

“Notes Custodian” means the custodian with respect to the Global Note (as appointed by the Depositary), or any successor Person thereto and shall initially be the Trustee.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including in respect of letters of credit), and other amounts payable pursuant to the documentation governing such Indebtedness.

“Offering Circular” means the confidential Offering Circular dated February 22, 2010, as supplemented by that certain Offering Circular Supplement dated March 3, 2010 used in connection with the offering of the Initial Notes.

“Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee.  The counsel may be an employee of or counsel to the Company or the Trustee.

“Parent” means Reddy Ice Holdings, Inc., a Delaware corporation.

“Parent Board” means the Board of Directors of Parent or any committee thereof duly authorized to act on behalf of such Board.

“Parent Guaranty” means the Guarantee by Parent of the Company’s obligations with respect to the Notes.

“Pari Passu Lien Documents” means the credit and security documents governing the Pari Passu Lien Obligations, including, without limitation, the Indenture relating to the Notes, the related security documents and Intercreditor Agreement.

“Pari Passu Lien Indebtedness” means (i) the Notes and (ii) Additional Pari Passu Lien Indebtedness; provided that such Lien is permitted to be incurred under this Indenture and, in the case of clause (ii) only, such Indebtedness has a Stated Maturity that is no earlier than the Stated Maturity of the Notes.

“Pari Passu Lien Obligations” means all obligations in respect of Pari Passu Lien Indebtedness.

“Pari Passu Lien Percentage” means, at any time for purposes of Section 3.7 herein, a fraction (expressed as a percentage), the numerator of which is the outstanding principal amount of the Notes at such time and the denominator of which is the outstanding principal amount of all outstanding Pari Passu Lien Indebtedness (including the Notes) at such time requiring a prepayment from a specified Asset Disposition.

“Pari Passu Lien Secured Parties” means (i) holders of the Notes, (ii) the Collateral Agent and (iii) the holders from time to time of any other Pari Passu Lien Obligations.

“Pari Passu Liens” means the Liens securing the Pari Passu Lien Obligations.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary of the Company in:

(1)           the Company, a Restricted Subsidiary of the Company or a Person that shall, upon the making of such Investment, become a Restricted Subsidiary of the Company; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)           another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary of the Company; provided, however, that such Person’s primary business is a Related Business;

(3)           cash and Temporary Cash Investments;

(4)           receivables owing to the Company or any Restricted Subsidiary of the Company if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)           payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)           loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

(7)           stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary of the Company or in satisfaction of judgments;

(8)           any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) an Asset Disposition as permitted pursuant to Section 3.7 or (ii) a disposition of any assets not constituting an Asset Disposition;

(9)           any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)         any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11)         any Person to the extent such Investments consist of Hedging Obligations otherwise permitted pursuant to Section 3.3 hereof;

(12)         any Person existing on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(13)         Investments by the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction which Investments consist of the transfer of receivables, equipment and related assets; provided, however, that any Investment in a Securitization Entity is in the form of (a) a Purchase Money Note, (b) an equity interest, (c) obligations of the Securitization Entity to pay the purchase price for assets transferred to it or (d) interests in either (x) equipment owned by the Company or a Restricted Subsidiary of the Company or (y) accounts receivable generated by the Company or a Restricted Subsidiary of the Company and, in each case, transferred to such Securitization Entity or other Person in connection with a Qualified Securitization Transaction; and

(14)         Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (14) outstanding on the date such Investment is made, do not exceed $25.0 million; provided that no Investments made pursuant to this clause (14) may be used to directly or indirectly purchase, repurchase, redeem, defease or otherwise acquire or retire for value (x) any Indebtedness or equity of any Affiliate of the Company or (y) any (i) Subordinated Obligations, (ii) unsecured Indebtedness of the Company or a Restricted Subsidiary or (iii) Junior Lien Obligations.

“Permitted Liens” means, with respect to any Person:

(1)           pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)           Liens in favor of carriers, warehousemen, mechanics, suppliers, repairmen, materialmen and landlords and other similar Liens imposed by law, in each case for sums not overdue or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company to provide collateral to the depository institution;

(3)           Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)           Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)           minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)                                  Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto or proceeds or distributions thereof), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)                                  (i) Liens on the Collateral securing Indebtedness Incurred pursuant to Section 3.3(b)(iv) and (ii) other Liens on the Collateral securing Additional Pari Passu Lien Indebtedness; provided that, in the case of clause (ii), either (x) the Secured Leverage Ratio, after giving effect to the incurrence of such Additional Pari Passu Lien Indebtedness and Liens, shall not exceed 6.0 to 1.0 or (y) the aggregate amount of such Additional Pari Passu Lien Indebtedness shall not exceed $50.0 million incurred after the Issue Date, whichever is greater; provided further that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Intercreditor Agreement and the Collateral Documents in the form provided therein;

(8)                                  Liens existing on the Issue Date other than the Liens securing Notes and the First Lien Obligations;

(9)                                  Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto or proceeds or distributions thereof);

(10)                            Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto or proceeds or distributions thereof);

(11)                            Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(12)                            Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(13)                            Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided, however, that:

(A)                              such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B)                                the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(14)                            Liens arising under this Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be Incurred under this Indenture; provided that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(15)                            Liens on cash securing reimbursement obligations under the letters of credit in aggregate amount not to exceed $15.0 million;

(16)                            Liens securing Hedging Obligations otherwise permitted to be Incurred under this Indenture in an aggregate amount not to exceed $5.0 million;

(17)                            Liens securing (i) the First Lien Notes incurred pursuant to Section 3.3(b)(xv) herein, (ii) Indebtedness under the Credit Agreement incurred pursuant to clause (1) under Section 3.3(b)(i) herein and (iii) other Liens on the Collateral securing Additional First Lien Indebtedness, provided that in the case of this clause (iii) only, the First Lien Leverage Ratio, after giving pro forma effect to the incurrence of such Additional First Lien Indebtedness and Liens, does not exceed 3.50 to 1.0;

(18)                            Liens on the Collateral securing Junior Lien Obligations, provided that the lenders or holders of such Junior Lien Obligations have entered into an intercreditor agreement with the Pari Passu Lien Secured Parties that includes lien priority provisions and related matters that are substantially consistent with the lien priority provisions of the Intercreditor Agreement; and

(19)                            other Liens not to exceed $10.0 million outstanding at any time.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of such Note, plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Priority Payment Lien Obligations” means any Indebtedness Incurred pursuant to Section 3.3(b)(i); provided that Hedging Obligations Incurred under such Section 3.3(b)(i) and secured pursuant to clause (16) of the definition of “Permitted Liens” that are cash collateralized shall not constitute Priority Payment Lien Obligations.

“Private Placement Legend” means the legend set forth in Section 2.1(c) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions hereof.

“Public Equity Offering” means an underwritten public offering of common stock of the Company or Parent (so long as Parent makes a capital contribution to the Company with the net proceeds thereof) pursuant to an effective registration statement under the Securities Act.

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).

“Qualified Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of the Company or Parent (to the extent the net proceeds are contributed to the Company).

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (1) a Securitization Entity, in the case of a transfer by the Company or any of its Subsidiaries, and (2) any other Person, in the case of a transfer by a Securitization Entity, or may grant a security interest in, any accounts receivable or equipment, whether now existing or arising or acquired in the future, of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets, including contract rights, that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment.

“Record Date” for the interest payable on any applicable Interest Payment Date means April 15 and October 15 (whether or not a Business Day) next preceding such Interest Payment Date.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, purchase, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary of the Company existing on the Issue Date or Incurred in compliance with this Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)                                  such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2)                                  such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)                                  such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4)                                  if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company, (B) Indebtedness of the Company or a Restricted Subsidiary of the Company that Refinances Indebtedness of an Unrestricted Subsidiary or (C) Indebtedness under any Credit Agreement.

“Registration Rights Agreement” means (1) in the case of the Initial Notes, the registration rights agreement dated the Issue Date, among Parent, the Company and the Dealer Manager, entered into in connection with the Initial Notes and (2) in the case of any Additional Notes, any registration rights agreement with respect to such Additional Notes entered into in connection with the initial issuance thereof.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note bearing the Private Placement Legend and deposited with or on behalf of the Depositary and registered in the name of the Depositary or its nominee, issued in an initial denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Related Business” means any business in which the Company or any of its Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to any business of the Company in which the Company or any of its Subsidiaries was engaged on the Issue Date or any reasonable extension, development or expansion of the business of the Company or its Restricted Subsidiaries.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Payment” with respect to any Person means:

(1)                                  the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary of the Company and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)                                  the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than a Restricted Subsidiary of the Company) or of any Capital Stock of a Restricted Subsidiary of the Company held by any Affiliate of the Company (other than the Company or a Restricted Subsidiary of the Company), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3)                                  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any (i) Subordinated Obligations, (ii) unsecured Indebtedness and (iii) Junior Lien Obligations (other than from the Company or a Restricted Subsidiary of the Company);

(4)                                  the making of any Investment (other than a Permitted Investment) in any Person; and

(5)                                  any payment in connection with any plea, judgment, settlement, penalty or fine arising from or related to lawsuits, government proceedings or regulatory actions or investigations in connection with matters relating to the pending Department of Justice investigation of Parent and its subsidiaries and the litigation related thereto.

“Restricted Period” means, in relation to the Initial Notes, the 40 consecutive days beginning on and including the later of (A) the day on which the Initial Notes are offered to persons other than distributors (as defined in Regulation S under the Securities Act) and (B) the Issue Date; and, in relation to any Additional Notes that bear the Private Placement Legend, it means the comparable period of 40 consecutive days.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary of the Company on the Issue Date or thereafter acquired by the

Company or a Restricted Subsidiary of the Company whereby the Company or a Restricted Subsidiary of the Company transfers such property to a Person and the Company or a Restricted Subsidiary of the Company leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Leverage Ratio” means at the date of calculation, the ratio of (a) all Indebtedness of the Company and its Restricted Subsidiaries that is secured by a Lien on any assets of the Company and its Restricted Subsidiaries (other than Junior Lien Obligations) on such date on a consolidated basis in accordance with GAAP to (b) EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on or prior to such date of determination for which internal financial statements are available. For purposes of making the computation referred to above, EBITDA shall be calculated on a pro forma basis in accordance with the definition of “Consolidated Coverage Ratio.”

“Secured Parties” means (i) the Noteholders, (ii) the Trustee, (iii) the Collateral Agent and (iv) any successors, indorsees, transferees and assigns of each of the foregoing.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securitization Entity” means a wholly owned Subsidiary of the Company (or a wholly owned Subsidiary of another Person in which the Company or any Subsidiary of the Company makes an Investment and in which the Company or any Subsidiary of the Company transfers accounts receivable or equipment and related assets) that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity and:

(1)                                  no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)                                  is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)                                 is recourse to or obligates the Company or any Restricted Subsidiary of the Company (other than such Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or

(c)                                  subjects any property or asset of the Company or any Restricted Subsidiary of the Company (other than such Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings

(such Indebtedness described in this clause (1), “Non-Recourse Securitization Entity Indebtedness”);

(2)                                  with which neither the Company nor any Restricted Subsidiary of the Company (other than such Securitization Entity) has any material contract, agreement, arrangement or understanding other than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and

(3)                                  to which neither the Company nor any Restricted Subsidiary of the Company (other than such Securitization Entity) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any designation of a Subsidiary as a Securitization Entity shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the preceding conditions and was permitted by this Indenture.

“Security Agreement” means the security agreement dated March 15, 2010, among the Company, Parent, the Subsidiary Guarantors and the Collateral Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC as in effect on the Issue Date.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company that are reasonably customary in an accounts receivable or equipment securitization transaction, including servicing of the obligations thereunder.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)                                  such Person;

(2)                                  such Person and one or more Subsidiaries of such Person; or

(3)                                  one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Company that after the Issue Date guarantees the Notes pursuant to the terms of this Indenture or required by Section 3.11, in each case, unless and until released from such guarantees in accordance with the terms of this Indenture.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

“Tax Sharing Arrangement” means any tax sharing agreement or arrangement between the Company and any other Person with which the Company is required to, or is permitted to, file a consolidated, combined or unitary tax return or with which the Company is or could be part of a consolidated group for tax purposes.

“Temporary Cash Investments” means any of the following:

(1)                                  any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2)                                  investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)                                  repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)                                  investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s Ratings Group;

(5)                                  investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s Ratings Group or “A” by Moody’s Investors Service, Inc.; and

(6)                                  investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“TIA” means the Trust Indenture Act of 1939 as in effect on the Issue Date, except as provided in Section 9.6 hereof.

“Transactions” means the (i) offering and sale of the First Lien Notes and the application of the proceeds to refinance certain existing Indebtedness of the Company and Parent, (ii) the entering into the Credit Agreement and repayment and termination of the Company’s existing credit agreement and (iii) the exchange offer and consent solicitation relating to Parent’s existing 10½% Senior Discount Notes due 2012 for the Initial Notes.

“Treasury Rate” means, as obtained by the Company, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to March 1, 2013; provided, however, that if the period from the Redemption Date to March 1, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to March 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Trustee” means Wells Fargo Bank, National Association until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1)                                  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)                                  any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or another Unrestricted Subsidiary; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted pursuant to Section 3.4 hereof.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness pursuant to Section 3.3(a) hereof and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described pursuant to Section 3.3 hereof, whenever it is necessary to determine whether the Company has complied with any covenant in this Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount shall be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) of Regulation S under the Securities Act.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” of a Person means a Restricted Subsidiary of such Person all the Capital Stock of which (other than directors’ qualifying shares) is owned by such Person or one or more other Wholly Owned Subsidiaries of such Person.

SECTION 1.2.                                          Other Definitions.

Term	Defined in Section

“Actual Knowledge”	7.2(g)
“Additional Notes”	2.2
“Affiliate Transaction”	3.8(a)
“Agent Member”	2.1(c)
“Asset Disposition Offer”	3.7(c)

Term	Defined in Section

“Asset Disposition Offer Amount”	3.7(d)
“Asset Disposition Offer Period”	3.7(d)
“Asset Disposition Purchase Date”	3.7(d)
“Bankruptcy Law”	6.1
“Change of Control Offer”	3.9(b)
“covenant defeasance option”	8.1(b)
“cross acceleration period”	6.1(a)(vi)
“Custodian”	6.1
“Defaulted Interest”	2.12
“defeasance trust”	8.2(i)
“DTC”	2.1(b)
“Event of Default”	6.1(a)
“Excess Proceeds”	3.7(c))
“Guarantor Obligations”	10.1
“Initial Lien”	3.5
“judgment default provision”	6.1(a)(ix)
“legal defeasance option”	8.1(b)
“Notice of Default”	6.1
“Paying Agent”	2.3
“Redemption Date”	5.4
“Registrar”	2.3
“Special Interest Payment Date”	2.12(a)
“Special Record Date”	2.12(a)
“Successor Company”	4.1(a)(i)
“Unutilized Excess Proceeds”	3.7(c)

SECTION 1.3.                                          Rules of Construction.  Unless the context otherwise requires:

(a)                                  a term has the meaning assigned to it;

(b)                                 an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)                                  “or” is not exclusive;

(d)                                 “including” means including without limitation;

(e)                                  words in the singular include the plural and words in the plural include the singular;

(f)                                    unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(g)                                 references to sections of, or rules under, the Securities Act or Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h)                                 unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i)                                     the words “herein,” “hereof” and “hereunder” and any other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(j)                                     any requirement to pay interest on the Notes shall include all additional interest required pursuant to the Registration Rights Agreement or Section 6.1.

SECTION 1.4.                                          Incorporation by Reference of Trust Indenture Act.  Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part hereof.

The following TIA term used in this Indenture has the following meanings:

“obligor” on the Notes means each of the Company and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by reference to another statute or defined by the SEC rule under the TIA have the meanings so assigned to them.

ARTICLE II

The Notes

SECTION 2.1.                                          Form and Dating.

(a)                                  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, the terms of which are incorporated in and made a part hereof.  The Notes may have notations, legends or endorsements approved as to form by the Company, and required by law, stock exchange rule, agreements to which the Company is subject or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be issuable only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)                                 The Notes shall initially be issued in the form of one or more Global Notes and The Depository Trust Company (“DTC”), its nominees, and their respective successors, shall act as the Depositary with respect thereto.  Each Global Note (i) shall be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, (ii) shall be delivered by the Trustee to such Depositary or held by the Trustee as custodian for the Depositary pursuant to such Depositary’s instructions, and (iii) shall bear a Global Note Legend in substantially the following form:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY

PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY OR A SUCCESSOR DEPOSITARY.  THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) SHALL BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

(c)                                  Except as permitted by Section 2.6(g), any Note not registered under the Securities Act shall bear the following Private Placement Legend on the face thereof:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:  (1) REPRESENTS THAT:  (A) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, (B) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (WITHIN THE MEANING OF RULE 501(a) (1), (2), (3) OR (7) UNDER THE SECURITIES ACT) (AN “INSTITUTIONAL ACCREDITED INVESTOR”), OR (C) IT IS NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT), AND (2) AGREES FOR THE BENEFIT OF THE COMPANY THAT IT SHALL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ONLY:  (A) TO THE COMPANY OR ANY OF THEIR SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 901 OF REGULATION S UNDER THE SECURITIES ACT, (E) IN A PRINCIPAL AMOUNT OF NOT LESS THAN $250,000, TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, DELIVERS TO THE TRUSTEE A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH MAY BE OBTAINED

FROM THE TRUSTEE) RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE, OR (F) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.  PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(C) ABOVE OR (2)(D) ABOVE, A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH MAY BE OBTAINED FROM THE TRUSTEE) MUST BE DELIVERED TO THE TRUSTEE.  PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(E) OR (F) ABOVE, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.  NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY RULE 144 EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTONS.”

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the global Note for all purposes whatsoever, including but not limited to notices and payments.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.  Any notice to be delivered to DTC (including, but not limited to, a notice of redemption) may be delivered electronically by the Trustee in accordance with applicable procedures of DTC.

SECTION 2.2.                                          Form of Execution and Authentication.  An Officer shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee.  The signature of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate (i) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $137,571,000, (ii) pursuant to the Exchange Offer, Exchange Notes from time to time for issue only in exchange for a like principal amount of Initial Notes and (iii) subject to compliance with Sections 3.3 and 3.5, one or more series of Notes (“Additional Notes”) for original issue after the Issue Date (such Notes to be substantially in the form of Exhibit A) in an unlimited amount (and if issued with a Private Placement Legend, the same principal amount of Exchange Notes in exchange therefor upon consummation of an Exchange Offer for such Additional Notes), in each case upon written order of the Company in the form of an Officers’ Certificate, which Officers’ Certificate shall, in the case of any issuance of Additional Notes, certify that such issuance is in compliance with Sections 3.3 and 3.5, together with an enforceability opinion that contains customary exceptions.  In addition, each such Officers’ Certificate shall specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated, whether the securities are to be Initial Notes, Exchange Notes or Additional Notes and the aggregate principal amount of Notes outstanding on the date of authentication, and shall further specify the amount of such Notes to be issued as Global Notes or Definitive Notes.  Such Notes shall initially be in the form of one or more Global Notes, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Notes to be issued, (ii) shall be registered in the name of the Depositary or its nominee and (iii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instruction.  All Notes issued under this Indenture shall vote and consent together on all matters as one class and no series of Notes shall have the right to vote or consent as a separate class on any matter.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes.  Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with the Company or any Affiliate of the Company.

SECTION 2.3.                                          Registrar and Paying Agent.  The Company shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (including any co-registrar, the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Company may appoint one or more co-registrars and one or more additional paying agents.  The term “Paying Agent” includes any additional paying agent.  The Company may change any Paying Agent, Registrar or co-registrar without prior notice to any Holder of a Note.  The Company shall notify the Trustee in writing and the Trustee shall notify the Holders of the Notes of the name and address of any Agent not a party to this Indenture.  The Company may act as Paying Agent, Registrar or co-registrar.  The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the provisions of the TIA.  The agreement shall implement the provisions hereof that relate to such Agent.  The Company shall notify the Trustee in writing of the name and address of any such Agent.  If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.11.

The Company initially appoints the Trustee as Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes.

SECTION 2.4.                                          Paying Agent to Hold Money in Trust.  The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders of the Notes or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes, and shall notify the Trustee in writing of any Default by the Company in making any such payment.  While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Company at any time may require a Paying Agent to pay all money held by such Paying Agent to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Company) shall have no further liability for the money delivered to the Trustee.  If the Company acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders of the Notes all money held by it as Paying Agent.

SECTION 2.5.                                          Lists of Holders of the Notes.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of the Notes and shall otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders of the Notes, including the aggregate principal amount of the Notes held by each thereof, and the Company shall otherwise comply with TIA § 312(a).

SECTION 2.6.                                          Transfer and Exchange.

(a)                                  Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  Global Notes shall be exchanged by the Company for Definitive Notes, subject to any applicable laws, only if (i) the Company delivers to the Trustee notice from the Depositary that (A) the Depositary is unwilling or unable to continue to act as Depositary for the Global Notes or (B) the Depositary is no longer a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor Depositary after the date of such notice from the Depositary, (ii) upon request of the Trustee or Holders of a majority of the aggregate principal amount of outstanding Notes if there shall have occurred and be continuing an Event of Default with respect to the Notes or (iii) if the Company notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes.  In any such case, the Company shall notify the Trustee in writing that, upon surrender by the Participants and Indirect Participants of their interests in such Global Note, certificated Notes shall be issued to each Person that such Participants, Indirect Participants and DTC jointly identify as being the beneficial owner of the related Notes.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.7 and 2.10.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.6 or Section 2.7 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.6.  However, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.6(b), (c) or (i) below.

(b)                                 Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions hereof and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth in this Indenture to the extent required by the Securities Act.  Transfers of beneficial interests in the Global Notes also shall require compliance with the applicable subparagraphs below.

(i)                                         Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, no transfer of beneficial interests in a Regulation S Global Note may be made to a U.S. Person or for the account or benefit of a U.S. Person unless permitted by applicable law and made in compliance with Sections 2.6(b) (ii) and (iii) below.  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.6(b)(i) unless specifically stated above.

(ii)                                      All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.6(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase, or (B) (1) if Definitive Notes are at such time permitted to be issued pursuant to this Indenture, a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.  Upon consummation of an Exchange Offer by the Company in accordance with Section 2.6(i) below, the requirements of this Section 2.6(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the holder of such beneficial interests in the Restricted Global Notes (or delivered in accordance with Applicable Procedures).  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.6 (m) below.

(iii)                                   Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.6(b)(ii) above and the Registrar receives the following:

(A)                              if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)                                if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)                                if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable.

(iv)                                  Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.  A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.6(b)(ii) above, and

(A)                              such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an “affiliate” (as defined in Rule 144) of the Company;

(B)                                such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                                such transfer is effected by a Broker-Dealer pursuant to an Exchange Offer Registration Statement and such Broker-Dealer complies with the terms of the Registration Rights Agreement; or

(D)                               the Registrar receives the following:

(y)                                  if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(z)                                    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.2, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)                                  Transfer and Exchange of Beneficial Interests for Definitive Notes.

(i)             Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes.  Subject to Section 2.6(a), if any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then upon receipt by the Registrar of the following documentation:

(A)                              if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)                                if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)                                if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)                               if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) or (C) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable; and

(E)                                 if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(m) below, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the certificate a Restricted Definitive Note in the appropriate principal amount.  Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered.  Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c)(i)shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)             Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Unrestricted Definitive Notes.  Subject to Section 2.6(a), a holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A)                              such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an “affiliate” (as defined in Rule 144) of the Company;

(B)                                such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                                such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement and such Broker-Dealer complies with the terms of the Registration Rights Agreement; or

(D)                               the Registrar receives the following:

(y)                                 if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(z)                                   if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof, and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)  Transfer and Exchange of Beneficial Interests in Unrestricted Global Notes for Unrestricted Definitive Notes.  Subject to Section 2.6(a), if any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.6(b)(ii) above, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(m) below, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the certificate a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iii) shall not bear the Private Placement Legend.

(d)                                 Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)             Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)                              if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)                                if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)                                if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; or

(D)                               if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) and (C) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable.

the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note and in all other cases, the IAI Global Note.

(ii)          Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A)                              such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an “affiliate” (as defined in Rule 144) of the Company;

(B)                                such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                                such transfer is effected by a Broker-Dealer pursuant to an Exchange Offer Registration Statement and such Broker-Dealer complies with the terms of the Registration Rights Agreement; or

(D)                               the Registrar receives the following:

(y)                                 if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(z)                                   if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted

Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.6(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)       Transfer and Exchange of Unrestricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from an Unrestricted Definitive Note or a Restricted Definitive Note, as the case may be, to a beneficial interest is effected pursuant to Section 2.6(d)(ii)(B), (d)(ii)(D) or (d)(iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.2, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Unrestricted Definitive Notes or Restricted Definitive Notes, as the case may be, so transferred.

(e)                                  Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.6(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or its attorney, duly authorized in writing.  In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.6(e).

(f)                                    Transfer of Restricted Definitive Notes to Restricted Definitive Notes.  Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)                              if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)                                if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)                                if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including, if the Registrar so requests, a certification or Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act.

(g)                                 Transfer and Exchange of Restricted Definitive Notes for Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if

(A)                              such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an “affiliate” (as defined in Rule 144) of the Company;

(B)                                any such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                                any such transfer is effected by a Broker-Dealer pursuant to an Exchange Offer Registration Statement and such Broker-Dealer complies with the terms of the Registration Rights Agreement; or

(D)                               the Registrar receives the following:

(y)                                 if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(z)                                   if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(h)                                 Transfer of Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(i)                                     Exchange Offer.  Upon the occurrence of an Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.2 hereof, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that make the certifications in the applicable Letters of Transmittal required by Section 2(a) of the Registration Rights Agreement, and accepted for exchange in an Exchange Offer and (ii) subject to Section 2.6(a) Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in an Exchange Offer.  Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Restricted Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amounts.

(j)                                     Reserved.

(k)                                  Private Placement Legend.

(A)                              Except as permitted by subparagraph (B) below, each Global Note (other than an Unrestricted Global Note) and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the Private Placement Legend.

(B)                                Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.6 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(l)                                     Global Note Legend.  Each Global Note shall bear the Global Note Legend.

(m)                               Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(n)                                 General Provisions Relating to Transfers and Exchanges.

(i)             To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.

(ii)          No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.2, 2.10, 3.7, 3.9 and 5.7).

(iii)                 The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except for the unredeemed portion of any Note being redeemed in part.

(iv)                All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits hereof, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)                   The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business on a Business Day 15 days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing or (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(vi)                Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii)             The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.2.

(viii)          All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by facsimile.

(ix)                  The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Indirect Participants) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(x)                     Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

SECTION 2.7.                                          Replacement Notes.

If any mutilated Note is surrendered to the Trustee, or the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon the written order of the Company signed by two Officers of the Company, shall authenticate a replacement Note if the Trustee’s requirements for replacements of Notes are met.  The Holder must supply indemnity or security sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent or any authenticating agent from any loss which any of them may suffer if a Note is replaced.  The Company and the Trustee may charge for their fees and expenses in replacing a Note including amounts to cover any tax, assessment, fee or other governmental charge that may be imposed in relation thereto.

Every replacement Note is an obligation of the Company.

SECTION 2.8.                                          Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.8 as not outstanding.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 3.1 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

Subject to Section 2.9, a Note does not cease to be outstanding because the Company, a Subsidiary of the Company or an Affiliate of the Company holds the Note.

SECTION 2.9.                                          Treasury Notes.  In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Subsidiary of the Company or any Affiliate of the Company shall be considered as though not outstanding, except that for purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer actually knows to be so owned shall be so considered.  Notwithstanding the foregoing, Notes that are to be acquired by the Company, any Subsidiary of the Company or an Affiliate of the Company pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by the Company, a Subsidiary of the Company or an Affiliate of the Company until legal title to such Notes passes to the Company, such Subsidiary or such Affiliate, as the case may be.

SECTION 2.10.                                    Temporary Notes.  Until Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company and the Trustee consider appropriate for temporary Notes.  Without unreasonable delay, the Company shall prepare and the Trustee, upon receipt of the written order of the Company signed by two Officers of the Company, shall authenticate Definitive Notes in exchange for temporary Notes.  Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as Definitive Notes.

SECTION 2.11.                                    Cancellation.  The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of all canceled Notes in its customary manner (subject to the record retention requirements of the Exchange Act), unless the Company directs copies of canceled Notes to be returned to it.  The Company may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12.                                    Payment of Interest; Defaulted Interest.  Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular Record Date for such interest at the office or agency of the Company maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular Record Date by virtue of having been such Holder, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:

(a)                                  The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner.  The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice unless a shorter period shall be acceptable to the Trustee) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided.  Thereupon the Trustee shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment.  The Trustee shall promptly notify the Company of such Special Record Date, and in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 12.1, not less than 10 days prior to such Special Record Date.  Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).

(b)                                 The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause (b), such manner of payment shall be deemed practicable by the Trustee.

Notwithstanding the foregoing, if any such Interest Payment Date (other than an Interest Payment Date at maturity) would otherwise be a day that is not a Business Day, then the Interest Payment Date shall be postponed to the next succeeding Business Day (except if that Business Day falls in the next succeeding calendar month, then interest shall be paid on the immediately preceding Business Day).  If the maturity date of the Notes is a day that is not a Business Day, all payments to be made on such day shall be made on the next succeeding Business Day, with the same force and effect as if made on the maturity date.  In either of such cases, no additional interest shall be payable as a result of such delay in payment.

Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13.                                    CUSIP Numbers.  The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use).  The Trustee shall not be responsible for the use of CUSIP numbers, and the Trustee makes no representation as to their correctness as printed on any Note or notice to Holders.  The Company shall promptly notify the Trustee in writing of any change in the CUSIP numbers.

SECTION 2.14.                                    Reserved.

SECTION 2.15.                                    Record Date.  The Record Date for purposes of determining the identity of Holders of the Notes entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as provided for in TIA § 316(c).

ARTICLE III

Covenants

SECTION 3.1.                                          Payment of Notes.  The Company shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture.  Principal, premium, if any, and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Company shall pay interest on overdue principal at the rate specified therefor in the Notes.

Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2.                                          SEC Reports.  Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC (to the extent the SEC will accept such filings) and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections; provided, however, that so long as Parent is a Guarantor of the Notes and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and provided as described hereunder may, at the Company’s option, be filed by and be those of Parent rather than the Company.

Additionally, the Company agrees that it shall not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company shall post the reports, information and documents referred to in this paragraph on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company shall furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

SECTION 3.3.                                          Limitation on Indebtedness.

(a)                                  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors shall be entitled to Incur Indebtedness (including, without limitation, Indebtedness Incurred under a Credit Agreement) if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio of the Company exceeds 2 to 1.

(b)                                 Notwithstanding the provisions of Section 3.3(a), the Company and its Restricted Subsidiaries shall be entitled to Incur any or all of the following Indebtedness:

(i)                               (x) Indebtedness Incurred by the Company or any Subsidiary Guarantor pursuant to the Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (i) and clause (xiv) of this Section 3.3(b) and then outstanding does not exceed $50.0 million less the aggregate sum of all principal payments actually made from time to time with respect to such Indebtedness pursuant to a prepayment of Indebtedness and permanent reduction in the commitments under the Credit Agreement pursuant to Section 3.7, and (y) Indebtedness represented by Hedging Obligations entered into in the ordinary course of business with Persons who were lenders under the Credit Agreement or their Affiliates at the time such Hedging Obligations were entered into and Cash Management Obligations;

(ii)                            Indebtedness Incurred by the Company or any Subsidiary Guarantor representing reimbursement obligations in respect of letters of credit in an aggregate principal amount outstanding not to exceed $15.0 million;

(iii)                         Indebtedness owed to and held by the Company or any of its Restricted Subsidiaries; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary of the Company) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such obligor with respect to its Subsidiary Guaranty;

(iv)                        the Notes, any Additional Notes issued on the Final Settlement Date and the Exchange Notes (other than any other Additional Notes) and all Subsidiary Guarantees thereof;

(v)                           Indebtedness of the Company and its Subsidiaries outstanding on the Issue Date (other than Indebtedness described in clause (i), (ii), (iii) or (iv));

(vi)                        Indebtedness of a Restricted Subsidiary of the Company Incurred and outstanding on or prior to the date on which such Subsidiary became a Restricted Subsidiary of the Company or was acquired by the Company or a Restricted Subsidiary of the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company or a Restricted Subsidiary of the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, either (x) the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to Section 3.3(a); or (y) the Consolidated Coverage Ratio would be equal to or greater than the Consolidated Coverage Ratio immediately prior to such acquisition;

(vii)                     Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to Section 3.3(a) or pursuant to clause (iv), (v), (vi) or this clause (vii); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (vi), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(viii)                  Hedging Obligations entered into in the ordinary course of business to purchase any raw material or other commodity or to hedge risks or reduce costs with respect to the interest rate, currency, commodity or weather exposure of the Company or any Restricted Subsidiary of the Company and not for speculative purposes;

(ix)                          (x) obligations in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety, bid or appeal bonds, completion guarantees and payment obligations in connection with self-insurance or similar obligations provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business and (y) obligations owed to (including in respect of letters of credit for the benefit of) any Person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to the Company or any Restricted Subsidiary of the Company pursuant to reimbursement or indemnification obligations to such Person, in each case, Incurred in the ordinary course of business;

(x)                             Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xi)                          Indebtedness consisting of any Guarantee by the Company or a Subsidiary Guarantor of Indebtedness Incurred pursuant to Section 3.3(a) or pursuant to clause (i), (ii), (iii), (iv), (v), (viii), (ix), (x), (xv) or pursuant to clause (vii) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to Section 3.3(a) or pursuant to clause (iv) or (v);

(xii)                       Indebtedness (including Capital Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 180 days of such purchase, lease or improvement, and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (xii) and then outstanding, does not exceed $10.0 million;

(xiii)                    Indebtedness of Foreign Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of Foreign Subsidiaries Incurred pursuant to this clause (xiii) and then outstanding, does not exceed $5.0 million;

(xiv)                   Non-Recourse Securitization Entity Indebtedness Incurred by a Securitization Entity in connection with a Qualified Securitization Transaction; provided, however, that at the time of such Incurrence, the Company or any Restricted Subsidiary of the Company would have been able to Incur the same amount of Indebtedness pursuant to clause (i) above;

(xv)                      Indebtedness incurred by the Company and any Subsidiary Guarantor under the $300.0 million aggregate principal amount of First Lien Notes;

(xvi)                   Indebtedness Incurred by the Company, the proceeds of which are used to repay, refinance, repurchase, redeem, defease or retire (substantially concurrently with such Incurrence), or which is issued in exchange for, Parent’s 10½% Senior Discount Notes due 2012 in an amount not to exceed the aggregate principal amount of Parent’s 10½% Senior Discount Notes due 2012 repaid, refinanced, repurchased, redeemed, defeased, retired or exchanged, as applicable, plus any fees, expenses or premiums associated therewith; and

(xvii)                Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (i) through (xvi) above or Section 3.3(a)) does not exceed $25.0 million.

(c)                                  Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor shall be entitled to incur any Indebtedness pursuant to Section 3.3(b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

(d)           For purposes of determining compliance with this Section 3.3:

(i)      in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described in Section 3.3(b) or could be incurred pursuant to Section 3.3(a), the Company, in its sole discretion, shall classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and shall only be required to include the amount and type of such Indebtedness in Section 3.3(a) or 3.3(b);

(ii)     the Company shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and

(iii)    following the date of its Incurrence, any Indebtedness originally classified as Incurred pursuant to one of the clauses in Section 3.3(b) above (other than pursuant to Section 3.3(b)(i)) may later be reclassified by the Company such that it shall be deemed as having been Incurred pursuant to Section 3.3(a) or another clause in Section 3.3(b) above, as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant to such new paragraph or clause at the time of such reclassification.

(e)           For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness shall be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars shall be as provided in such Currency Agreement.  The principal amount of any Refinancing Indebtedness being Refinanced shall be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness shall be determined in accordance with the preceding sentence, and (ii) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess shall be determined on the date such Refinancing Indebtedness is Incurred.

SECTION 3.4.            Limitation on Restricted Payments.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(i)      a Default shall have occurred and be continuing (or would result therefrom);

(ii)     after giving effect to such Restricted Payment, on a pro forma basis, the Secured Leverage Ratio would exceed 6.00 to 1.0; or

(iii)    the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A)          50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 2010 to the end of the Company’s most recently ended fiscal quarter prior to the date of such Restricted Payment for which internal financial statements are then available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)          100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to April 1, 2010 (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to April 1, 2010; plus

(C)          the amount by which Indebtedness of the Company or any of its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to April 1, 2010 of any Indebtedness of the Company or any of its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any such Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D)          an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any of its Restricted Subsidiaries, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary of the Company in such Person or Unrestricted Subsidiary.

(b)           The provisions of Section 3.4(a) shall not prohibit:

(i)      any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) subsequent to April 1, 2010 or a substantially concurrent cash capital contribution received by the Company from its shareholders subsequent to April 1, 2010; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts pursuant to Section 3.4(a)(iii)(B);

(ii)     any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of (i) Subordinated Obligations, (ii) unsecured Indebtedness or (iii) Junior Lien Obligations, in each case, of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations, unsecured Indebtedness or Junior Lien Obligations, as the case may be, of such Person or any Subsidiary Guarantor which is permitted to be Incurred pursuant to Section 3.3; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(iii)    dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(iv)    so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that (i) the aggregate amount of such purchases, redemptions and other acquisitions and retirements (excluding amounts representing cancellation of Indebtedness) shall not exceed $2.0 million in any calendar year and (ii) any Restricted Payments permitted (but not made) pursuant to this clause (b)(4) in any one calendar year may be carried forward to any succeeding calendar year but that the aggregate amount of all Restricted Payments made pursuant to this clause (b)(4) shall not exceed $5.0 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(v)     declarations and payments of dividends on Disqualified Stock issued pursuant to Section 3.3; provided, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(vi)    repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(vii)   payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted pursuant to Section 3.3(b)(ii); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(viii)  dividends and other payments to Parent to be used by Parent solely to pay its franchise taxes and other fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries and other compensation of the employees) incurred by Parent in the ordinary course of its business and legal fees and expenses incurred in connation with the pending Department of Justice investigation of Parent and its subsidiaries and the defense of litigation related thereto; provided, however, that such dividends and other payments shall not exceed $1.0 million in any calendar year; provided further, however, that such dividends and other payments shall be excluded in the calculation of the amount of Restricted Payments;

(ix)    any payment by the Company to Parent pursuant to any Tax Sharing Arrangement in effect as of the Issue Date, as such Tax Sharing Arrangement may be modified or amended from time to time; provided, however, that the amount of any such payment shall not exceed the amount of taxes that the Company would have been liable for on a stand alone basis on a consolidated tax return with its Subsidiaries; provided further, however, that such payment shall be excluded in the calculation of the amount of Restricted Payments;

(x)     in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations, unsecured Indebtedness or Junior Lien Obligations, in each case, of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Indebtedness, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by this Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such repurchase and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

(xi)    in the event of an Asset Disposition that requires the Company to offer to repurchase Notes pursuant to Section 3.7, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations, unsecured Indebtedness or Junior Lien Obligations, of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 100% of the principal amount (or, if such Subordinated Obligations were issued with original issue discount, 100% of the accreted value) of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that (A) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made an offer with respect to the Notes pursuant to Section 3.7 and has repurchased all Notes validly tendered and not withdrawn in connection with such offer and (B) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Obligations may not exceed the amount of Net Available Cash remaining after the Company has complied with the requirement to make an Asset Disposition Offer pursuant to Section 3.7(a); provided further, however, that such repurchases and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

(xii)   cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(xiii)  dividends in an aggregate amount per annum not to exceed 6% of the aggregate Net Cash Proceeds received by the Company in connection with any Public Equity Offerings occurring after the Issue Date; provided, however, that at the time of each such Restricted Payment, no Default shall have occurred or be continuing;

(xiv) dividends to Parent (i) in an amount to pay interest, when due, on Parent’s 10½% Senior Discount Notes due 2012 and (ii) to repay, redeem or retire Parent’s 10½% Senior Discount Notes due 2012 with the proceeds of Indebtedness Incurred pursuant Section 3.3(b)(xvi); provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(xv)  Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (xv), does not exceed $25.0 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

SECTION 3.5.            Limitation on Liens.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of their respective properties (including Capital Stock), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens.

SECTION 3.6.            Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)           The Company shall not, and shall not permit any Restricted Subsidiary of the Company to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to

(i)      pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary of the Company or pay any Indebtedness owed to the Company;

(ii)     make any loans or advances to the Company; or

(iii)    transfer any of its property or assets to the Company.

(b)           The restrictions in Section 3.6(a) shall not prohibit encumbrances or restrictions existing under or by reason of:

(i)      any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the Credit Agreement and the indenture for the First Lien Notes;

(ii)     any encumbrance or restriction contained in the terms of any Credit Agreement if (x) either (i) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement or (ii) the Company determines at the time any such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction shall not materially affect the Company’s ability to make principal or interest payments on the Notes or (y) the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings or agreements (as determined by the Company in good faith);

(iii)    any encumbrance or restriction with respect to a Restricted Subsidiary of the Company pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(iv)    any encumbrance or restriction pursuant to an agreement effecting a Refinancing (in whole or in part) of Indebtedness Incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of this Section 3.6(b) or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) of this Section 3.6(b) or this clause (iv); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment, taken as a whole, are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(v)     any encumbrance or restriction with respect to a Restricted Subsidiary of the Company imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or any assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(vi)    any encumbrance or restriction existing under applicable law, rule, regulation or order;

(vii)   restrictions on cash or other deposits or net worth requirements imposed by customers under contracts entered into in the ordinary course of business;

(viii)  protective Liens filed in connection with Sale/Leaseback Transactions permitted under this Indenture;

(ix)    customary restrictions on the assignment or transfer of any property that is subject to a license or similar contract; and

(x)     any encumbrance or restriction existing under Non-Recourse Securitization Entity Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided, however, that such restrictions apply only to such Securitization Entity;

(c)           The restrictions in Section 3.6(a)(iii) shall not prohibit encumbrances or restrictions existing under or by reason of:

(A)          any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer or assignment of the lease or the property leased thereunder;

(B)          any encumbrance or restriction contained in security agreements or other documentation governing secured Indebtedness of a Restricted Subsidiary of the Company to the extent such encumbrance or restriction restricts the transfer of the property securing such Indebtedness; and

(C)          customary provisions restricting the disposition or distribution of assets or property to each holder of Capital Stock of a joint venture contained in any constitutional documents of such joint venture or any joint venture agreement, shareholders agreement or similar agreement which restriction is limited to the assets or property of such joint venture.

SECTION 3.7.            Limitation on Sales of Assets and Subsidiary Stock.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Disposition unless:

(i)      the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition; and

(ii)     at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; provided, however, that this clause (a)(ii) shall not apply to any Asset Disposition in exchange for assets of a similar nature and to be used by the Company or a Restricted Subsidiary of the Company in a Related Business, or a combination of such assets and cash or cash equivalents, in each case having a Fair Market Value comparable to the Fair Market Value of the assets disposed of by the Company or a Restricted Subsidiary of the Company.

(b)           Any Net Available Cash received by the Company or any Restricted Subsidiary from any Asset Disposition shall be applied at the Company’s election:

(w)          in the case of any Asset Disposition by a Non-Guarantor Subsidiary, to repay Indebtedness of a Non-Guarantor Subsidiary,

(x)           to reinvest in or acquire assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another Person that is or becomes a Restricted Subsidiary of the Company or that would constitute a Permitted Investment under clause (1) of the definition thereof) used or useful in a Related Business; provided that to the extent the assets subject to such Asset Disposition were Collateral, such newly acquired assets shall also be Collateral; or

(y)           to repay or redeem First Lien Obligations in accordance with the First Lien Documents; provided that if any First Lien Obligation so repaid, prepaid, purchased, redeemed or acquired, is under a revolving credit facility, the Company shall effect a permanent reduction in the availability thereunder in an amount equal to the aggregate principal amount of First Lien Obligations under such revolving credit facility so repaid, prepaid, purchased, redeemed or acquired.

(c)           All Net Available Cash that is not applied or invested (or committed pursuant to a written agreement to be applied or invested) as provided in subclause (w), (x) or (y) of the preceding paragraph within 365 days after receipt (or in the case of any amount committed to be so applied or reinvested, which are not actually so applied or reinvested within 180 days following such 365 day period) shall be deemed to constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds

$10.0 million, the Company shall be required to make an offer (“Asset Disposition Offer”) to all Holders in an amount equal to the Pari Passu Lien Percentage (determined with respect to any Net Available Cash from any Asset Disposition included in such Excess Proceeds at the time of such Asset Disposition) of such Excess Proceeds to purchase the maximum principal amount of the Notes (on a pro rata basis) that may be purchased out of the Pari Passu Lien Percentage of such Excess Proceeds, at an offer price in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest and additional interest, if any, thereon to, but excluding, the date of purchase (subject to the rights of Holders of record on any record date to receive payments of interest on the related Interest Payment Date), in accordance with the procedures set forth in this Indenture in integral multiples of $1,000 (except that no Note shall be purchased in part if the remaining principal amount would be less than $2,000). To the extent that the aggregate amount of Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Pari Passu Lien Percentage of such Excess Proceeds, the Company may use any remaining portion of such Excess Proceeds that is not applied to purchase Notes (“Unutilized Excess Proceeds”) for general corporate purposes, the repayment of Indebtedness or as otherwise required pursuant to its other contractual requirements, subject to the terms of this Indenture. If the aggregate principal amount of Notes surrendered by Holders exceeds the Pari Passu Lien Percentage of such Excess Proceeds, the Notes to be purchased shall be selected on a pro rata basis on the basis of the aggregate principal amount of tendered Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(d)           The Asset Disposition Offer shall remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to this Section 3.7 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered and not properly withdrawn, all Notes validly tendered in response to the Asset Disposition Offer.

(e)           If the Asset Disposition Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid on such Asset Disposition Purchase Date to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.

(f)            On or before the Asset Disposition Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes or portions of Notes validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes validly tendered and not properly withdrawn, in each case in denominations of $1,000 (except that no Note shall be purchased in part if the remaining principal amount would be less than $2,000). The Company or the Trustee, as the case may be, shall promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of Notes an amount equal to the purchase price of the Notes validly tendered and not properly withdrawn by such holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

(g)           For the purposes of Section 3.7(a)(ii), the following are deemed to be cash or cash equivalents:

(i)      the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary of the Company and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(ii)     securities received by the Company or any Restricted Subsidiary of the Company from the transferee that are converted within 90 days by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.

(h)           The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 3.7. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.7, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.7 by virtue of its compliance with such securities laws or regulations.

SECTION 3.8.            Limitation on Affiliate Transactions.

(a)           The Company shall not, and shall not permit any Restricted Subsidiary of the Company to, enter into any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(i)      the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(ii)     if such Affiliate Transaction involves an amount in excess of $2.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Company disinterested with respect to such Affiliate Transaction shall have determined in good faith that the criteria set forth in clause (i) are satisfied and shall have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(iii)    if such Affiliate Transaction involves an amount in excess of $10.0 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b)           The provisions of Section 3.8(a) shall not apply to:

(i)      any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to Section 3.4;

(ii)     any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

(iii)    loans or advances to officers, employees and directors in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $3.0 million in the aggregate outstanding at any one time;

(iv)    reasonable fees and compensation paid to, and indemnity provided for the benefit of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors;

(v)     any transaction with a Restricted Subsidiary of the Company or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary of the Company owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(vi)    the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(vii)   any agreement or arrangement as in effect on the Issue Date and described in the Offering Circular (including any Tax Sharing Arrangement) or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable to the Company or its Restricted Subsidiaries) and the transactions evidenced thereby;

(viii)  any merger of the Company with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction;

(ix)    transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case, in the ordinary course of business, including pursuant to joint venture agreements, and otherwise in compliance with the terms of this Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time in arm’s-length dealings with a Person who is not an Affiliate;

(x)     transactions effected as part of a Qualified Securitization Transaction; and

(xi)    any transaction constituting part of the Transactions.

SECTION 3.9.            Change of Control.

(a)           Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b)           Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(i)      that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest on the relevant Interest Payment Date);

(ii)     the circumstances and relevant facts regarding such Change of Control;

(iii)    the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(iv)    the instructions, as determined by the Company, consistent with this Section 3.9, that a Holder must follow in order to have its Notes purchased.

(c)           Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date.  Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date, a telegram, telex facsimile transmission or letter setting forth the name of the Holder, the principal amount at maturity of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his selection to have such Note purchased.

(d)           On the purchase date, all Notes purchased by the Company under this Section 3.9 shall be delivered by the Company to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto. With respect to any Note purchased in part, the Company will issue a new Note in a principal amount equal at maturity to the unredeemed portion of the original Note in the name of the holder upon cancellation of the original Note.

(e)           The Company shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Additionally, the Company shall not be required to make a Change of Control Offer or purchase the Notes as described under this Section 3.9 to the extent that the Company has mailed a notice to exercise its right to redeem Notes pursuant to the provisions of Section 5.1 at any time prior to the time by which consummation of a Change of Control Offer is required.

(f)            The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.9, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.9 by virtue of its compliance with such securities laws or regulations.

SECTION 3.10.          Maintenance of Properties.

The Company will cause all properties owned by the Company or any Restricted Subsidiary or used or held for use in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Company from discontinuing the maintenance of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Restricted Subsidiary.

SECTION 3.11.          Additional Subsidiary Guarantees; Insurance.

(a)           If after the Issue Date the Company or any of its Restricted Subsidiaries acquires or creates another wholly-owned Restricted Subsidiary (other than a Foreign Subsidiary or Securitization Entity), then that Restricted Subsidiary shall become a Subsidiary Guarantor and (i) execute a supplemental indenture and a joinder agreement to the Collateral Documents (or any additional security documents) in form and substance reasonably satisfactory to the Trustee providing that such Subsidiary shall become a Subsidiary Guarantor under this Indenture and a party as grantor to the Collateral Documents, (ii) deliver an opinion of counsel satisfactory to the Trustee, in each case, within 5 Business Days of the date on which it was acquired or created and (iii) take all actions required by the Collateral Documents to perfect the Liens created thereunder.

(b)           The Company and each Subsidiary Guarantor will do or cause to be done all acts and things which may be required, or which the Trustee from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Note holders, duly created, enforceable and perfected second-priority Liens (subject to Permitted Liens) upon all property, whether real, personal (including after-acquired personal property) or mixed, of the Company and the Guarantors.

(c)           Upon request of the Trustee at any time and from time to time, the Company and each Subsidiary Guarantor will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents and take such other actions as shall be required or which the Trustee may reasonably request to grant, perfect or maintain the priority of (subject to Permitted Liens) the Liens and benefits intended to be conferred as contemplated by the Collateral Documents for the benefit of the holders of the Notes.

(d)           The Company and the Subsidiary Guarantors shall maintain with financially sound and reputable insurance companies, insurance (including, with respect to any area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), flood insurance) on their property and assets (including the Collateral) in at least such amounts, with such deductibles and against at least such risks as is customary for companies of the same or similar size engaged in the same or similar businesses as those of the Company and the Subsidiary Guarantors and furnish to the Trustee, upon written request, full information as to its property and liability insurance carriers in form and substance reasonably satisfactory to the Trustee. The Trustee shall be named as an additional insured on all liability insurance policies of the Company and their Restricted Subsidiaries and the Trustee shall be named as loss payee on all property and casualty insurance policies of each such Person.

SECTION 3.12.          Limitation on Line of Business.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than a Related Business.

SECTION 3.13.          Compliance Certificate.  The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company (commencing with the fiscal year ending December 31, 2010) an Officers’ Certificate stating whether or not the signers know of any Default or Event of Default that occurred during such period.  If they do, the certificate shall describe the Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

SECTION 3.14.          Statement by Officers as to Default.  The Company shall deliver to the Trustee, within 30 days after the knowledge thereof if such event is still continuing, written notice in the form of an Officers’ Certificate of any Event of Default or any event which, with notice or the lapse of time or both, would constitute an Event of Default under Section 6.1(a)(i), (ii), (iii), (iv), (v), (vi), (ix), (x), (xi) or (xii), which shall include their status and what action the Company is taking or proposing to take in respect thereof.

SECTION 3.15.          Post-Closing Obligations and After-Acquired Collateral.

(a)           Promptly following the acquisition by the Company or any Guarantor after the Issue Date of (i) any after-acquired assets, including, but not limited to, any after-acquired Material Real Property or any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures or any working capital assets that, in any such case, form part of the Collateral, or (ii) any replacement assets in compliance with Section 3.7 hereof, the Company or such Guarantor shall execute and deliver, (x) with regard to any Material Real Property, within 90 days of the acquisition thereof, such mortgages, deeds of trust, security instruments, title insurance policies, surveys, financing statements, and certificates and opinions of counsel as shall be reasonably necessary to vest in the Collateral Agent a perfected security interest, and (y) to the extent required by the Collateral Documents, any information, documentation, financing statements or other certificates and opinions of counsel as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such after-acquired property (other than Excluded Property) and to have such after-acquired property added to the Collateral, and thereupon all provisions of this Indenture and the Collateral Documents relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

(b)           The Company shall, and shall cause each applicable Subsidiary Guarantor to, within ninety (90) days after the Issue Date, deliver to the Trustee and the Collateral Agent each of the following:

(i)                 Title Insurance. With respect to each Mortgage encumbering any Mortgaged Property, a 2006 ALTA policy of title insurance (or commitment to issue such a policy having the effect of a loan policy of title insurance) insuring (or committing to insure) the lien of such Mortgage as a valid and enforceable second-priority mortgage or deed of trust lien on the fee estate of each Mortgaged Property described therein, in an amount not less than 115% of the greater of cost or book value of such Mortgaged Property as specified on Annex A attached hereto (such policies collectively, the “Mortgage Policies”) issued by such title insurance company, which reasonably assures the Collateral Agent that the Mortgages on such Mortgaged Properties are valid and enforceable mortgage liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Liens and such Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent and shall include such title endorsements as the Collateral Agent shall reasonably request (to the extent applicable and available under local/state law at commercially reasonable rates) (it being understood that such policy or policies may include a so-called “pro tanto” endorsement effectively causing such policy or policies to be issued concurrently with the policy or policies issued to (i) the collateral agent insuring its Lien on the Mortgaged Properties pursuant to the Credit Agreement and (ii) the collateral agent insuring its Lien on the Mortgaged Properties pursuant to Parent’s existing 10 1/2% Senior Discount Notes due 2012 in connection with the exchange offer and consent solicitation contemplated by the Offering Circular) on matters relating to usury, first loss, last dollar, contiguity, doing business, nonimputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, so-called comprehensive coverage over covenants and restrictions, zoning (or, in lieu thereof, reports from zoning report companies or zoning letters as may be reasonably acceptable to the Collateral Agent), waiver of arbitration, “me too” coverage relating to co-insurance and/or re-insurance arrangements (if applicable) and “cluster” or “tie-in” coverage.

(ii)                Survey. Parent and the Company shall deliver to the applicable title insurance company any and all surveys (or in the alternative, ExpressMaps issued by First American Title Insurance Company Express Map Division in form and substance reasonably acceptable to the Representative) and any and all affadavits as may be reasonably necessary to cause such title insurance company to issue the title insurance required pursuant to clause (i) above.

(iii) Consents. With respect to the Mortgaged Property, such consents, approvals or tenant subordination agreements, as necessary to consummate the transactions or as shall reasonably be deemed necessary by the Collateral Agent in order for the owner of such Mortgaged Property to grant the lien contemplated by the Mortgage.

(iv) Mortgaged Property Indemnification. With respect to each Mortgaged Property, such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the title insurance company to issue the Mortgage Policy/ies and endorsements contemplated above.

(v) Collateral Fees and Expenses. Evidence reasonably acceptable to the Collateral Agent of payment by the Company of all Mortgage Policy premiums, search and examination charges and issuance of the Mortgage Policies referred to above.

(vi) If necessary (or to the extent as shall reasonably be deemed necessary by the Collateral Agent) amendments to the Mortgages duly authorized, executed and acknowledged, in recordable form and otherwise in form and substance reasonably acceptable to the Collateral Agent with respect to each Mortgaged Property sufficient for the owner of such Mortgaged Property to (x) grant to the Collateral Agent and/or confirm the Collateral Agent’s Mortgage lien on and security interests in such Mortgaged (y) confirm such owner’s right and indefeasible title thereto and (z) confirm the Mortgaged Property to be encumbered thereby.

SECTION 3.16.          Limitation on Sales or Issuances of Capital Stock of Restricted Subsidiaries.

(a)           The Company and shall not permit any Restricted Subsidiary (other than a Securitization Entity) to, sell, lease, transfer or otherwise dispose of (other than the granting of any Lien permitted under the terms of this Indenture) any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary or, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares), and

(b)           The Company shall not permit any Restricted Subsidiary (other than a Securitization Entity) to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary), unless:

(i)      immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries owns any Capital Stock of such Restricted Subsidiary; or

(ii)     immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made pursuant to Section 3.4 hereof if made on the date of such issuance, sale or other disposition.

ARTICLE IV

Successor Company and Successor Guarantor

SECTION 4.1.            When Company May Merge or Otherwise Dispose of Assets.

(a)           The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) to, any Person, unless:

(i)      the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and this Indenture;

(ii)     immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(iii)    immediately after giving pro forma effect to such transaction, either (x) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to Section 3.3(a) hereof or (y) the Consolidated Coverage Ratio would be equal to or greater than the Consolidated Coverage Ratio immediately prior to such transaction;

(iv)    the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture;

(v)     the Successor Company causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Liens created by the Collateral Documents on the Collateral owned by or transferred to the Successor Company;

(vi)    the Collateral owned by or transferred to the Successor Company shall (a) constitute Collateral under this Indenture and the Collateral Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (c) not be subject to any Liens other than Permitted Liens; and

(vii)   the property and assets of the Person which is merged or consolidated with or into the Successor Company, to the extent that they are property or assets of the types which would constitute Collateral under the Collateral Documents, shall be treated as after-acquired property and the Successor Company shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Indenture.

provided, however, (A) that the foregoing shall not prohibit a Restricted Subsidiary of the Company from merging into or transferring all or part of its properties and assets to the Company or another Restricted Subsidiary of the Company and (B) clause (iii) shall not be applicable to the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this Section 4.1, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(b)           The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

SECTION 4.2.            When Parent or a Subsidiary Guarantor May Merge or Otherwise Dispose of Assets.

(a)           The Company shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to, any Person (other than the Company or another Subsidiary Guarantor) unless:

(i)      except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company shall comply with its obligations pursuant to Section 3.7 hereto in respect of such disposition, the Successor Company (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and, if not a Subsidiary Guarantor, such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

(ii)     immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing;

(iii)    the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, comply with this Indenture;

(iv)    the Successor Company causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Liens created by the Collateral Documents on the Collateral owned by or transferred to the Successor Company;

(v)     the Collateral owned by or transferred to the Successor Company shall (a) constitute Collateral under this Indenture and the Collateral Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (c) not be subject to any Liens other than Permitted Liens; and

(vi)    the property and assets of the Person which is merged or consolidated with or into such Successor Company, to the extent that they are property or assets of the types which would constitute Collateral under the Collateral Documents, shall be treated as after-acquired property and such Person shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Indenture.

The Successor Company shall be the successor to the Guarantor and shall succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under this Indenture, and the predecessor Subsidiary Guarantor, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

(b)           Parent shall not merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to, any Person unless:

(i)      the Successor Company (if not Parent) shall be a Person organized and existing under the laws of the jurisdiction under which Parent was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume all the obligations of Parent, if any, under the Parent Guaranty;

(ii)     immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing;

(iii)    the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with this Indenture;

(iv)    the Successor Company causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Liens created by the Collateral Documents on the Collateral owned by or transferred to the Successor Company;

(v)     the Collateral owned by or transferred to the Successor Company shall (a) constitute Collateral under this Indenture and the Collateral Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (c) not be subject to any Liens other than Permitted Liens; and

(vi)    the property and assets of the Person which is merged or consolidated with or into such Successor Company, to the extent that they are property or assets of the types which would constitute Collateral under the Collateral Documents, shall be treated as after-acquired property and such Person shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Indenture.

The Successor Company shall be the successor to Parent and shall succeed to, and be substituted for, and may exercise every right and power of, Parent under this Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

ARTICLE V

Redemption of Notes

SECTION 5.1.            Optional Redemption.

(a)           Except as set forth in Section 5.1(b) and (c), the Company shall not be entitled to redeem the Notes at its option prior to March 1, 2013.  On and after March 1, 2013, the Company shall be entitled to at its option redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the Redemption Date), plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period commencing on March 1 of the years set forth below:

Year	Percentage
2013	106.625%
2014	100.000%

(b)           Prior to March 1, 2013, the Company shall be entitled at its option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) issued prior to such time at a redemption price (expressed as a percentage of principal amount as of the date of redemption) of 113.25%, plus accrued and unpaid interest to the Redemption

Date, if any, with the net cash proceeds from one or more Qualified Equity Offerings (provided that if the Qualified Equity Offering is an offering by Parent, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company); provided, however, that:

(i)      at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

(ii)     each such redemption occurs within 90 days after the date of the related Qualified Equity Offering.

(c)           In addition, at any time prior to March 1, 2013, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, if any, and additional interest thereon, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

SECTION 5.2.            Election to Redeem; Notice to Trustee of Optional and Mandatory Redemptions.  If the Company elects to redeem Notes pursuant to Section 5.1, the Company shall furnish to the Trustee, at least 5 Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 5.4, an Officers’ Certificate setting forth (a) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (b) the Redemption Date, (c) the principal amount of the Notes to be redeemed and (d) the redemption price.  The Company shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 5.3.

SECTION 5.3.            Selection by Trustee of Notes to Be Redeemed.  In the case of any partial redemption, selection of the Notes for redemption shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on as nearly a pro rata basis as possible (subject to such rounding as the Trustee may determine so that Notes are redeemed in whole increments of $1,000 and no Note of $2,000 in principal amount or less shall be redeemed in part), and in accordance with applicable procedures of DTC.  If any Note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed.  A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note in accordance with Section 5.7.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 5.4.            Notice of Redemption.  The Company shall mail or cause to be mailed by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address not less than 30 nor more than 60 days prior to a date fixed for redemption (a

“Redemption Date”), to each Holder of Notes to be redeemed.  The Trustee shall give notice of redemption in the Company’s name and at the Company’s expense; provided, however, that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII.

All notices of redemption shall state:

(a)           the Redemption Date,

(b)           the redemption price and the amount of accrued interest, if any, to, but excluding, the Redemption Date payable as provided in Section 5.6, if any,

(c)           if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

(d)           in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(e)           that on the Redemption Date the redemption price (and accrued interest, if any, to, but excluding, the Redemption Date payable as provided in Section 5.6) shall become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Company defaults in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) shall cease to accrue on and after said date,

(f)            the place or places where such Notes are to be surrendered for payment of the redemption price and accrued interest, if any,

(g)           the name and address of the Paying Agent,

(h)           that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price,

(i)            the CUSIP number, and that no representation is made as to the accuracy or correctness of the CUSIP number, if any, listed in such notice or printed on the Notes, and

(j)            the Section of this Indenture pursuant to which the Notes are to be redeemed.

SECTION 5.5.            Deposit of Redemption Price.  Prior to 10:00 a.m. New York City time, on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.4) an amount of money sufficient to pay the redemption price of, and accrued interest on, all the Notes which are to be redeemed on that date.

SECTION 5.6.            Notes Payable on Redemption Date.  Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the redemption price therein specified (together with accrued interest, if any, to, but excluding, the Redemption Date) (except as provided for in the last paragraph of Section 5.1(b)), and from and after such date (unless the Company shall default in the payment of the redemption price and accrued interest) such Notes shall cease to bear interest.  Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the redemption price, together with accrued interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

If a Redemption Date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders whose Notes shall be subject to redemption by the Company.

SECTION 5.7.            Notes Redeemed in Part.  Any Note which is to be redeemed only in part (pursuant to the provisions of this Article) shall be surrendered at the office or agency of the Company maintained for such purpose pursuant to Section 2.3 (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note at the expense of the Company, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered, provided that each such new Note shall be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

ARTICLE VI

Defaults and Remedies

SECTION 6.1.            Events of Default.

(a)           Each of the following is an event of default (an “Event of Default”):

(i)      a default in the payment of interest on the Notes when due, and such default continues for a period of 30 days;

(ii)     a default in payment of the principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(iii)    the failure by the Company, Parent or any Subsidiary Guarantor to comply with its obligations under Article IV;

(iv)    the failure by the Company or any Subsidiary Guarantor to comply for 30 days after notice as provided below with any of its obligations under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7 (other than a failure to purchase the Notes), 3.8, 3.9 (other than a failure to purchase the Notes), 3.11, 3.12 and 3.16;

(v)     the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice as provided below with its other agreements (except as provided in clauses (a)(i) through (a)(iv) of this Section 6.1) contained in this Indenture, the Notes or the Collateral Documents;

(vi)    Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the “cross acceleration provision”);

(vii)   Parent, the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1)           commences a voluntary case;

(2)           consents to the entry of an order for relief against it in any voluntary case;

(3)           consents to the appointment of a Custodian of it or for any substantial part of its property; or

(4)           makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency.

(viii)  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)           is for relief against Parent, the Company or any Significant Subsidiary in an involuntary case;

(2)           appoints a Custodian of Parent, the Company or any Significant Subsidiary or for any substantial part of its property; or

(3)           orders the winding up or liquidation of the Company or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(ix)    any judgment or decree for the payment of money in excess of $10.0 million (excluding the amount of any insurance proceeds or indemnification claims available to the obligor from insurance carriers and indemnitors who in the reasonable judgment of the Board of Directors of the Company are creditworthy and who have acknowledged their liability with respect thereto) is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not paid, discharged, waived or stayed (the “judgment default provision”);

(x)     any Subsidiary Guaranty of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and their Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of the Parent Guaranty or such Subsidiary Guaranty) and such default continues for five Business Days or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty; or

(xi)    with respect to any Collateral having a fair market value in excess of $5.0 million individually or in the aggregate, the applicable Collateral Document or Collateral Documents, in each case, of Parent, the Company or a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and their Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture and the Guarantees) or is declared null and void in a judicial proceeding or Parent, the Company or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements of Parent, the Company and their Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under this Indenture, its Guarantee or any Collateral Document; and

(xii)   with respect to any Collateral having a fair market value in excess of $5.0 million individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the Collateral Documents, at any time, to be in full force and effect for any reason other than in accordance with their terms and the terms of this Indenture and other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture if such failure continues for 60 days or (B) the assertion by Parent, the Company or any Subsidiary Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable, except in each case for the failure or loss of perfection resulting from the failure of the Trustee to make filings, renewals and continuations (or other equivalent filings) which are required to be made or the failure of the Trustee to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Notwithstanding the foregoing, to the extent elected by the Company, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations in Section 3.2 hereof, shall, for the 365 days after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes. This additional interest shall be payable in the same manner and on the same dates as the stated interest payable on the Notes. The additional interest shall accrue on all outstanding Notes from, and including, the date on which an Event of Default relating to a failure to comply with Section 3.2 hereof first occurs to, but not including, the 365th day thereafter (or such earlier date on which the Event of Default relating to Section 3.2 shall have been cured or waived). On such 365th day (or earlier, if an Event of Default relating to Section 3.2 is cured or waived prior to such 365th day), such additional interest shall cease to accrue and the Notes shall be subject to acceleration as provided below. If the Company does not elect to pay additional interest during the continuance of such an Event of Default, as applicable, in accordance with this paragraph, or if such Event of Default is continuing on such 365th day, the Notes shall be subject to acceleration as provided above.

Notwithstanding the foregoing, a default under clause (iv) or (v) of this Section 6.1(a) shall not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clause (iv) and (v) of this paragraph after receipt of such notice.  Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors.  The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

SECTION 6.2.            Acceleration.  If an Event of Default (other than an Event of Default specified in Sections 6.1(a)(vii) or (viii) above with respect to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and interest shall be due and payable immediately. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences. In case an Event of Default set forth in Section 6.1(a)(vii) or (viii) above shall occur with respect to the Company, the principal, premium, if any, and interest amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Noteholders.

SECTION 6.3.            Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture (including sums owed to the Trustee and Collateral Agent and their agents and counsel), the Guarantees, Collateral Documents or the Intercreditor Agreement.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative.

SECTION 6.4.            Waiver of Past Defaults.  The Holders of a majority in principal amount outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) Notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences (except a Default or Event of Default in the payment of the principal of, premium, if any, or interest on a Note) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

SECTION 6.5.            Control by Majority.  The Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Noteholders or that would involve the Trustee in personal liability.

SECTION 6.6.            Limitation on Suits.  Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i)      the Holder has previously given to the Trustee written notice stating that an Event of Default is continuing;

(ii)     the Holders of at least 25% in outstanding principal amount of the Notes have made a written request to the Trustee to pursue the remedy;

(iii)    such Holder or Holders have offered to the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(iv)    the Trustee has not complied with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(v)     the Holders of a majority in principal amount of the outstanding Notes do not give the Trustee a direction that, in the opinion of the Trustee, is inconsistent with the request during such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.7.            Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, or interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8.            Collection Suit by Trustee.  If an Event of Default specified in Section 6.1(a)(i) or (ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.6.

SECTION 6.9.            Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to Parent, the Company, its Subsidiaries or their respective creditors or properties and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.6.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in such proceeding.

SECTION 6.10.          Priorities.  Subject to the terms of the Intercreditor Agreement, Collateral Documents and Section 11.4(f), the Trustee shall pay out any money or property received by it, whether pursuant to the foreclosure or other remedial provisions contained in the Collateral Documents or otherwise, in the following order:

First:  to the Trustee and Collateral Agent for amounts due to each of them under Section 7.6 and under the Collateral Documents;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third:  to Parent or to the Company or, to the extent the Trustee receives any amount for any Subsidiary Guarantor, to such Subsidiary Guarantor.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section.  At least 15 days before such record date, the Company shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11.          Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

Trustee

SECTION 7.1.            Duties of Trustee and Collateral Agent.

(a)           If an Event of Default has occurred and is continuing, the Trustee or the Collateral Agent shall exercise the rights and powers vested in it by this Indenture, the Collateral Documents and the Intercreditor Agreement, as the case may be, and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee and the Collateral Agent shall be under no obligation to exercise any of the rights or powers under this Indenture, the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and the Intercreditor Agreement at the request or direction of any of the Holders unless such Holders have offered the Trustee or the Collateral Agent indemnity, security or prefunding satisfactory to the Trustee or the Collateral Agent in its sole discretion, as applicable, against loss, liability or expense.

(b)           Except during the continuance of an Event of Default:

(i)      the Trustee or the Collateral Agent undertake to perform such duties and only such duties as are specifically set forth in this Indenture, the Collateral Documents and the Intercreditor

Agreement and no implied covenants or obligations shall be read into this Indenture, any Collateral Document and the Intercreditor Agreement against the Trustee or the Collateral Agent; and

(ii)     in the absence of gross negligence or bad faith on its part, the Trustee or Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee or Collateral Agent under this Indenture, the Notes, the Guarantees, the Collateral Documents and the Intercreditor Agreement, as applicable.  However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee or the Collateral Agent, the Trustee or the Collateral Agent shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes, the Guarantees, the Collateral Documents and the Intercreditor Agreement, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)           The Trustee and the Collateral Agent may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)      this paragraph does not limit the effect of paragraph (b) of this Section;

(ii)     neither the Trustee nor the Collateral Agent shall be liable for any error of judgment made in good faith by a Trust Officer or Trust Officers unless it is proved that the Trustee or the Collateral Agent was negligent in ascertaining the pertinent facts; and

(iii)    neither the Trustee nor the Collateral Agent shall be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(iv)    The Collateral Agent shall not have any fiduciary or other implied duties of any kind or nature to any person, regardless of whether an Event of Default has occurred and is continuing.

(d)           The Trustee and the Collateral Agent shall not be liable for interest on any money received by it except as the Trustee and the Collateral Agent may agree in writing with the Company.

(e)           Money held in trust by the Trustee or the Collateral Agent need not be segregated from other funds except to the extent required by law.

(f)            No provision of this Indenture, the Notes, the Guarantees, the Collateral Documents or the Intercreditor Agreement shall require the Trustee or the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(g)           Every provision of this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or the Intercreditor Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee and the Collateral Agent shall be subject to the provisions of this Section.

(h)           The Trustee and the Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee or the Collateral Agent, as applicable, security, prefunding or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

SECTION 7.2.            Rights of Trustee and Collateral Agent.

(a)           Each of the Trustee and the Collateral Agent may conclusively rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or any other paper or document believed by it to be genuine and to have been signed or presented by the proper Person or Persons.  The Trustee and the Collateral Agent need not investigate any fact or matter stated in the document.

(b)           Before the Trustee or the Collateral Agent acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel.  Neither the Trustee nor the Collateral Agent shall be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c)           Each of the Trustee and the Collateral Agent may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)           Each of the Trustee and the Collateral Agent shall not be liable for any action it takes or omits to take in good faith (in the case of the Trustee) which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s or the Collateral Agent’s conduct, respectively, does not constitute willful misconduct or negligence.

(e)           Each of the Trustee and the Collateral Agent may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture, the Notes, the Guarantees, the Collateral Documents and the Intercreditor Agreement shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder or under the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and the Intercreditor Agreement in good faith and in accordance with the advice or opinion of such counsel.

(f)            The Trustee and the Collateral Agent shall not be bound to make any investigation into any statement, warranty or representation, or the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or other paper or document made or in connection with this Indenture, any other Collateral Document or the Intercreditor Agreement; moreover, the Trustee and the Collateral Agent shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, in any other Collateral Document, the First Lien Intercreditor Agreement or the Intercreditor Agreement, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture, any other Collateral Document, the First Lien Intercreditor Agreement, the Intercreditor Agreement or any other agreement, instrument or document, (iii) the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (iv) the value or the sufficiency of any Collateral, (v) the satisfaction of any condition set forth in any Collateral Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent or (vi) the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note other evidence of indebtedness or other paper or document, but each of the Trustee and the Collateral Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or the Collateral Agent shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.  The Trustee and the Collateral Agent shall have no liability with respect to any action or inaction taken by or with respect to any Sub-Collateral Agent (as defined in the Security Agreement).

(g)           The Trustee shall not be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default of which a Trust Officer shall have (x) received written notification at the Corporate Trust Office of the Trustee and such notice references the Notes and this Indenture or (y) obtained “actual knowledge.”  “Actual knowledge” shall mean the actual fact or statement of knowing by a Trust Officer without independent investigation with respect thereto.

(h)           In no event shall the Trustee or the Collateral Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)            The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Collateral Agent, and each agent, custodian and other Person employed to act hereunder and under the Collateral Documents and the Intercreditor Agreement.

(j)            The Trustee and the Collateral Agent may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

SECTION 7.3.            Individual Rights of Trustee and Collateral Agent.  Subject to the TIA each of the Trustee and the Collateral Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with Parent, the Company, the Subsidiary Guarantors or their Affiliates with the same rights it would have if it were not Trustee or Collateral Agent, respectively.  Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights.  However, the Trustee must comply with Section 7.9.  In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

SECTION 7.4.            Disclaimer.  Each of the Trustee and the Collateral Agent shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement or the Intercreditor Agreement, it shall not be accountable for the Company’s use of the Notes or the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication or for the use or application of any funds received by any Paying Agent other than the Trustee.

SECTION 7.5.            Notice of Defaults.  If a Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder, with a copy to the Collateral Agent, notice of the Default within 90 days after the Trustee obtains such knowledge.  Except in the case of a Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of Trust Officers of the Trustee in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.6.            Compensation and Indemnity.  The Company shall pay to each of the Trustee and the Collateral Agent from time to time such compensation for its services as the parties shall agree in writing from time to time.  The Trustee’s compensation and the Collateral Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse each of the Trustee and the Collateral Agent upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable costs of counsel, in addition to the compensation for its services.  Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts.  The Company shall indemnify the Collateral Agent, any predecessor Collateral Agent, the Trustee or any predecessor Trustee in each of its capacities hereunder (including Paying Agent, and Registrar), and each of their officers, directors, employees, counsel and agents, against any and all loss, liability or expense (including, but not limited to, reasonable attorneys’ fees and expenses) incurred by it in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, the Guarantees, the Collateral Documents and the Intercreditor Agreement, including the costs and expenses of enforcing this Indenture (including this Section 7.6), the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and the Intercreditor Agreement and of defending itself against any claims (whether asserted by any Holder, the Company or otherwise).  The Collateral Agent and the Trustee shall notify the Company promptly of any claim for which it may seek indemnity.  Failure by the Collateral Agent and the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder.  The Company shall defend the claim and the Collateral Agent and the Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel.  The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Collateral Agent and the Trustee through their own willful misconduct or negligence or bad faith.

To secure the Company’s payment obligations in this Section, the Collateral Agent and the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.  The right of the Collateral Agent and the Trustee to receive payment of any amounts due under this Section 7.6 shall not be subordinate to any other liability or indebtedness of the Company.

The Company’s payment obligations pursuant to this Section and any lien arising hereunder shall survive the discharge of this Indenture and the resignation or removal of the Trustee or Collateral Agent.  When the Trustee or Collateral Agent incurs expenses after the occurrence of a Default specified in Section 6.1(a)(vii) or (viii) with respect to the Company, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.

Pursuant to Section 10.1, the obligations of the Company hereunder are jointly and severally guaranteed by the Guarantors.

SECTION 7.7.            Replacement of Trustee.  The Trustee may resign at any time by so notifying the Company.  The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Company and the Trustee in writing and may appoint a successor Trustee.  The Company shall remove the Trustee if:

(i)      the Trustee fails to comply with Section 7.9;

(ii)     the Trustee is adjudged bankrupt or insolvent;

(iii)    a receiver or other public officer takes charge of the Trustee or its property; or

(iv)    the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.6.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.9, unless the Trustee’s duty to resign is stayed, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.7, the Company’s obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

SECTION 7.8.            Successor Trustee by Merger.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.9.            Eligibility; Disqualification.  The Trustee shall have a combined capital and surplus of at least $50 million as set forth in its most recent filed annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

SECTION 7.10.          Limitation on Duty of Trustee and Collateral Agent in Respect of Collateral; Indemnification.

(a)           Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Collateral Agent shall have any duty as to any Collateral in their possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.  The Trustee and the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in their possession if the Collateral is accorded treatment substantially equal to that which they accord their own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Collateral Agent in good faith.

Neither the Trustee nor the Collateral Agent shall have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Notes, the Guarantees, the Collateral Documents and the Intercreditor Agreement by the Company, the Subsidiary Guarantors or any other Person.

SECTION 7.11.          Preferential Collection of Claims Against Company.  The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.12.          Reports by Trustee to Holders of the Notes.  Within 60 days after each May 15, beginning with May 15, 2011, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA § 313(b).  The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the SEC and each stock exchange on which any Notes are listed.  The Company shall promptly notify the Trustee in writing when any Notes are listed on any stock exchange and of any delisting thereof.

ARTICLE VIII

Discharge of Indenture; Defeasance

SECTION 8.1.              Discharge of Liability on Notes; Defeasance.

(a)           When (i) the Company delivers to the Trustee all outstanding Notes (other than Notes replaced pursuant to Section 2.7) for cancellation or (ii) all outstanding Notes not theretofore delivered for cancellation (x) have become due and payable, whether at maturity or on a Redemption Date as a result of the mailing of a notice of redemption pursuant to Article V hereof, or (y) will become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee and, in the case of clauses (x) and (y), the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such Redemption Date, and if in any case the Company pays all other sums payable hereunder by the Company, then this Indenture shall, subject to Section 8.1(c), cease to be of further effect.

(b)           Subject to Sections 8.1(c) and 8.2, the Company at its option and at any time may terminate (i) all the obligations of the Company and any Guarantor under the Notes, this Indenture and the Collateral Documents (“legal defeasance option”) or (ii) the obligations of the Company and any Guarantors under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.15, 3.16 and 4.1(a)(iii) of this Indenture and under the Collateral Documents(whereupon the Collateral shall be automatically released) and the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant or provision, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or provision or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply with such covenants or provisions shall no longer constitute a Default or an Event of Default under Section 6.1(a)(iii) (only with respect to Section 4.1(a)(iii)), 6.1(a)(iv) (only with respect to such covenants), 6.1(a)(vi), 6.1(a)(vii) or (viii) (in the case of each of Sections 6.1(a)(vii) and (viii), only with respect to Significant Subsidiaries), Section 6.1(a)(ix) (clause (ii) being referred to as the “covenant defeasance option”), but except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby.  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default.  If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.1(a)(iii) (only with respect to Section 4.1(a)(iii)), 6.1(a)(iv) (only with respect to the covenants subject to such covenant defeasance),6.1(a)(vi), 6.1(a)(vii) or (viii) (in the case of each of Sections 6.1(a)(vii) and (viii), only with respect to Significant Subsidiaries) or 6.1(a)(ix).

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c)           Notwithstanding the provisions of Sections 8.1(a) and (b), the Company’s obligations in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.9, 2.10, 2.12, 3.1, 6.7, 6.8, 7.1, 7.2, 7.6, 7.7, 8.1(b) (with respect to legal defeasance), 8.3,  8.4, 8.5 and 8.6 shall survive until the Notes have been paid in full.  Thereafter, the Company’s obligations in Sections 6.7, 7.6, 8.4 and 8.5 shall survive.

SECTION 8.2.              Conditions to Defeasance.  The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(i)      the Company shall irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of the principal amount and interest on the outstanding Notes issued hereunder on the Stated Maturity or on the Redemption Date, as the case may be;

(ii)     the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii)    123 days pass after the deposit is made and during the 123-day period no Default specified in Section 6.1(vii) and (viii) with respect to the Company occurs which is continuing at the end of the period;

(iv)    the deposit does not constitute a default under any other agreement binding the Company and is not prohibited by Article XII;

(v)     the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(vi)    in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the respective outstanding Notes shall not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and covenant defeasance and shall be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred;

(vii)   in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, such Opinion of Counsel is based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law, in either case to the effect that, the Holders of the respective outstanding Notes shall not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and legal defeasance and shall be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and legal defeasance had not occurred; and

(viii)  the Company delivers to the Trustee and Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes as contemplated by this Article VIII have been complied with.

Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article V.

SECTION 8.3.              Application of Trust Money.  The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII.  It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.4.              Repayment to Company.  Anything herein to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon Company Order any money or U.S. Government Obligations held by it as provided in this Article VIII which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect legal defeasance or covenant defeasance, as applicable, provided that the Trustee shall not be required to liquidate any U.S. Government Obligations in order to comply with the provisions of this paragraph.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

SECTION 8.5.              Indemnity for U.S. Government Obligations.  The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.6.              Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company and each Subsidiary Guarantor under this Indenture, the Notes, the Subsidiary Guarantees and the Collateral Documents shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Company or the Subsidiary Guarantors have made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company or the Subsidiary Guarantors, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

Amendments

SECTION 9.1.              Without Consent of Holders.  This Indenture, the Notes, the Collateral Documents and the Intercreditor Agreement may be amended without notice to or consent of any Holder:

(i)      to cure any ambiguity, omission, defect or inconsistency;

(ii)     to comply with Article IV in respect of the assumption by a Successor Company of an obligations of the Company, Parent or any Subsidiary Guarantor under this Indenture;

(iii)    to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(iv)    to add Guarantees with respect to the Notes or to add additional assets that secure the Notes, including any Subsidiary Guaranty;

(v)     to add to the covenants of the Company, Parent or any Subsidiary Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company, Parent or any Subsidiary Guarantor;

(vi)    to make any change that does not adversely affect the rights of any Holder of the Notes;

(vii)   to comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA;

(viii)  to make any amendment to the provisions of this Indenture relating to the form, authentication, transfer and legending of Notes; provided, however, that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially affect the rights of Holders to transfer Notes;

(ix)    to release Liens in favor of the Collateral Agent in the Collateral as provided in Section 11.3 or otherwise in accordance with the terms of this Indenture and the Collateral Documents;

(x)     to provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture; or

(xi)    to conform the text of this Indenture, the Notes, the Guarantees, the Collateral Documents or the Intercreditor Agreement to any provision of the “Description of the New Notes” section of the Offering Circular to the extent that such provision in the “Description of the New Notes” is intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Guarantees, the Collateral Documents or the Intercreditor Agreement.

In addition, no consent of the Holders shall be required under the Collateral Documents or the Intercreditor Agreement to any amendments and other modifications to the Collateral Documents or the Intercreditor Agreement (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Pari Passu Lien Indebtedness that are Incurred in compliance with this Indenture and the Collateral Documents, (B) to establish that the Liens on any Collateral securing such Pari Passu Lien Indebtedness shall be pari passu under the Intercreditor Agreement with the Liens on such Collateral securing the Obligations under this Indenture and the Notes, all on the terms provided for in the Intercreditor Agreement as in effect immediately prior to such amendment or other modification and (C) to provide that the Liens securing the Notes are senior to the Liens securing other Junior Lien Obligations.

After an amendment under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment.  The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 9.2.              With Consent of Holders.  This Indenture, the Notes, the Collateral Documents or the Intercreditor Agreement may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes).  Any past default or compliance with the provisions of this Indenture, the Notes, the Collateral Documents or the Intercreditor Agreement may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding.  However, without the consent of each Holder of an outstanding Note affected, no amendment or waiver may:

(i)      reduce the principal amount of Notes whose Holders must consent to an amendment;

(ii)     reduce the rate of or extend the time for payment of interest on any Note;

(iii)    reduce the principal amount of or change the Stated Maturity of any Note;

(iv)    change the provisions applicable to the redemption of any Note as described in Section 5.1;

(v)     make any Note payable in a currency other than that stated in the Note;

(vi)    impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(vii)   make any change in the amendment provisions in this Section 9.2;

(viii)  make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

(ix)    make any change in or release (other than in accordance with this Indenture) any Subsidiary Guaranty that would adversely affect the Noteholders.

Notwithstanding the foregoing, (x) in addition to the release of Collateral expressly permitted by this Indenture, the Collateral Documents and the Intercreditor Agreement, all or any portion of the Collateral may be released under this Indenture, the Collateral Documents and the Intercreditor Agreement as to the Notes, (y) any Subsidiary Guarantor may be released from its obligations under its Subsidiary Guaranty and (z)  the Intercreditor Agreement may be amended in a manner adverse to the Holders, in each case, with the consent of the Holders of at least 66 2/3% in principal amount of Notes then outstanding.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Indenture, the Collateral Document or the Intercreditor Agreement becomes effective, the Company shall mail to the Holders a notice briefly describing such amendment.  The failure to give such notice to all Holders of the Notes, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 9.3.              Effect of Consents and Waivers.  A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note.  After an amendment or waiver becomes effective, it shall bind every Holder unless it makes a change described in clauses (i) through (ix) of Section 9.2, in which case the amendment or waiver or other action shall bind each Holder who has consented to it and every subsequent Holder that evidences the same debt as the consenting Holder’s Notes.  An amendment or waiver made pursuant to Section 9.2 shall become effective upon receipt by the Trustee of the requisite number of written consents.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 9.4.              Notation on or Exchange of Notes.  If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee.  The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder.  Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.  Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.5.              Trustee and Collateral Agent To Sign Amendments.  The Trustee and Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not, in the sole determination of the Trustee or Collateral Agent, adversely affect the rights, duties, liabilities or immunities of the Trustee or Collateral Agent.  If it does, the Trustee or Collateral Agent may but need not sign it.  In signing any amendment, supplement or waiver pursuant to this Article IX, the Trustee or Collateral Agent shall be entitled to receive, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by or complies with this Indenture, the Collateral Documents and the Intercreditor Agreement and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to customary exceptions.  Notwithstanding the foregoing, no Opinion of Counsel shall be required for the Trustee or Collateral Agent to execute any amendment or supplement adding a new Subsidiary Guarantor under this Indenture.

SECTION 9.6.              Compliance with Trust Indenture Act.  Every amendment to this Indenture and the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

ARTICLE X

Guarantees

SECTION 10.1.            Guarantees.  Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, to the extent lawful, and the

Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations of the Company under this Indenture and the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6) and the Collateral Documents (all the foregoing being hereinafter collectively called the “Guarantor Obligations”).  Each Guarantor agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article X notwithstanding any extension or renewal of any Guarantor Obligation.

Each Guarantor waives (to the extent lawful) presentation to, demand of, payment from and protest to the Company of any of the Guarantor Obligations and also waives (to the extent lawful) notice of protest for nonpayment.  Each Guarantor waives (to the extent lawful) notice of any default under the Notes or the Guarantor Obligations.

Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guarantor Obligations.

Except as set forth in Section 4.2, Section 10.2 and Article VIII, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not (to the extent lawful) be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantor Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not (to the extent lawful) be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Indenture, the Notes, the Collateral Documents the Intercreditor Agreement or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes, the Collateral Documents, the First Lien Intercreditor Agreement, the Intercreditor Agreement or any other agreement; (d) the release of any security held by any Holder or the Collateral Agent for the Guarantor Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or such Guarantor is released from its Guarantee in compliance with Section 4.2, Section 10.2 and Article VIII.  Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guarantor Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guarantor Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Section.

Neither the Company nor the Guarantors shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof and any such notation shall not be a condition to the validity of any Guarantee.

SECTION 10.2.            Limitation on Liability; Termination, Release and Discharge.

(a)           Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Subsidiary Guarantor hereunder shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)           A Subsidiary Guaranty by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and each Subsidiary Guarantor and its obligations under the Subsidiary Guaranty and this Indenture shall be released and discharged:

(i)      upon any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Subsidiary Guarantor (including any sale, exchange or transfer) following which such Subsidiary Guarantor ceases to be a direct or indirect Subsidiary of the Company if such sale or disposition does not constitute an Asset Disposition or is made in compliance with this Indenture, including Section 3.7 and Article IV);

(ii)     if such Subsidiary Guarantor is dissolved or liquidated in accordance with the provisions of this Indenture;

(iii)    upon exercise of the Company’s legal defeasance option or covenant defeasance option or upon satisfaction and discharge of this Indenture, in each case, pursuant to the provisions of Article VIII hereof; and

(iv)    if the Company designates such Subsidiary Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of this Indenture.

(c)           In the case of Section 10.2(b)(i) only, the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

(d)           The release of a Subsidiary Guarantor from its Subsidiary Guaranty and its obligations under this Indenture in accordance with the provisions of this Section 10.2 shall not preclude the future applications of Section 3.11 to such Person.

SECTION 10.3.            Right of Contribution.  Each Subsidiary Guarantor hereby agrees that to the extent that any such Subsidiary Guarantor shall have paid more than its proportionate share of any payment made on the obligations under its Subsidiary Guaranty, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Subsidiary Guarantor who has not paid its proportionate share of such payment.  The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Subsidiary Guarantor to the Trustee and the Holders and each Subsidiary Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

SECTION 10.4.            No Subrogation.  Notwithstanding any payment or payments made by each Subsidiary Guarantor hereunder, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Subsidiary Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guarantor Obligations, nor shall any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Subsidiary Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guarantor Obligations are paid in full.  If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amount shall be held by such Subsidiary Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Trustee in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Trustee, if required), to be applied against the Guarantor Obligations.

ARTICLE XI

Collateral and Security

SECTION 11.1.            The Collateral.

(a)           The due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Guarantees thereof when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent lawful), if any, on the Notes and the Guarantees thereof and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Company set forth in Section 7.6 and Section 8.6 herein, and the Notes and the Guarantees thereof and the Collateral Documents, shall be secured by Liens as provided in the Collateral Documents which Parent, the Company and the Subsidiary Guarantors, as the case may be, have entered into simultaneously with the execution of this Indenture and shall be secured by all Collateral Documents hereafter delivered as required or permitted by this Indenture.

(b)           Parent, the Company and the Subsidiary Guarantors hereby agree that the Collateral Agent shall hold the Collateral in trust for the benefit of all of the Holders, the Collateral Agent and the Trustee, in each case pursuant to the terms of the Collateral Documents, and the Collateral Agent is hereby authorized to execute and deliver the Collateral Documents.

(c)           Each Holder, by its acceptance of any Notes and the Guarantees thereof, consents and agrees to the terms of the Collateral Documents (including, without limitation, the provisions providing for foreclosure) and the Intercreditor Agreement, as the same may be in effect or as may be amended from time to time in accordance with their terms, and authorizes and directs the Junior Lien Collateral Agent to perform its obligations and exercise its rights under the Collateral Documents and the Intercreditor Agreement in accordance therewith.

(d)           The Trustee and each Holder, by accepting the Notes and the Guarantees thereof, acknowledges that, as more fully set forth in the Collateral Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders and the Trustee, and that the Lien of this Indenture and the Collateral Documents in respect of the Trustee and the Holders is subject to and qualified and limited in all respects by the Collateral Documents, and the Intercreditor Agreement and actions that may be taken thereunder.

SECTION 11.2.            Further Assurances.

The Company and the Subsidiary Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper, or which the Collateral Agent may reasonably request, to evidence, perfect, maintain and enforce the second priority lien in the Collateral granted to the Collateral Agent and the priority thereof and benefits intended to be conferred as contemplated by, and to otherwise effectuate the provisions or purposes of, this Indenture and the Collateral Documents.

In addition, from time to time, the Company will reasonably promptly secure the obligations under this Indenture and the Collateral Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral.  Such security interests and Liens will be created under the Collateral Documents and other security agreements, mortgages, deeds of trust and other instruments and documents, in form and substance reasonably satisfactory to the Collateral Agent, all such instruments and documents (including certificates and legal opinions) as the Collateral Agent shall reasonably request to evidence compliance with this Section 11.2.

SECTION 11.3.            Release of Liens on the Collateral.

(a)           The Liens on the Collateral shall automatically and without any need for any further action by any Person be released:

(i)      in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(ii)     in whole upon:

(1)           satisfaction and discharge of this Indenture as set forth in Section 8.1(a); or

(2)           a legal defeasance or covenant defeasance of this Indenture as set forth in Section 8.1(b);

(iii)    in part, as to any property that (x) is sold, transferred or otherwise disposed of by the Company or any Subsidiary Guarantor (other than to the Company or another Subsidiary Guarantor) in a transaction not prohibited by this Indenture at the time of such sale, transfer or disposition or (y) is owned or at any time acquired by a Subsidiary Guarantor that has been released from its Subsidiary Guaranty in accordance with this Indenture, concurrently with the release of such Subsidiary Guaranty (including in connection with the designation of a Subsidiary Guarantor as an Unrestricted Subsidiary);

(iv)    pursuant to an amendment in accordance with Article IX;

(v)     in whole as to all Collateral that is owned by a Subsidiary Guarantor that is released from its Subsidiary Guaranty in accordance with Section 10.2; and

(vi)    in part, in accordance with the applicable provisions of the Collateral Documents and the Intercreditor Agreement.

(b)           In connection with any termination or release of any Liens in all or any portion of the Collateral pursuant to this Indenture or any of the Collateral Documents, the Trustee shall, or shall cause the Collateral Agent to, promptly execute, deliver or acknowledge all documents, instruments and releases that have been requested to release, reconvey to the Company and/or the Subsidiary Guarantors, as the case may be, such Collateral or otherwise give effect to, evidence or confirm such termination or release in accordance with the directions of the Company and/or the Subsidiary Guarantor, as the case may be.

(c)           The release of any Collateral from the terms of the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent such Collateral is released pursuant to this Indenture or upon termination of this Indenture.  The Trustee and each of the Holders each acknowledge and direct the Trustee and the Collateral Agent that a release of Collateral or a Lien in accordance with the terms of any Collateral Document and this Article XI shall not be deemed for any purpose to be an impairment of the Lien on the Collateral in contravention of the terms of this Indenture.

(d)           Notwithstanding any provision to the contrary herein, as and when requested by the Company or any Subsidiary Guarantor, the Trustee shall instruct the Collateral Agent to authorize the filing of Uniform Commercial Code financing statement amendments or releases (which shall be prepared by the Company or such Subsidiary Guarantor) solely to the extent necessary to delete or release Liens on property or assets not required to be subject to a Lien under the Collateral Documents from the description of assets in any previously filed financing statements.  If requested in writing by the Company or any Subsidiary Guarantor, the Trustee shall instruct the Collateral Agent to execute such documents, instruments or statements reasonably requested of it (which shall be prepared by the Company or such Subsidiary Guarantor) and to take such other action as the Company may request to evidence or confirm that such property or assets not required to be subject to a Lien under the Collateral Documents described in the immediately preceding sentence has been released from the Liens of each of the Collateral Documents.  The Collateral Agent shall execute and deliver such documents, instruments and statements and shall take all such actions promptly upon receipt of such instructions from the Company, any Subsidiary Guarantor or the Trustee.

(e)           In no event shall the Trustee or Collateral Agent be obligated to execute or deliver any document evidencing any release or reconveyance without receipt of an Opinion of Counsel and Officers’ Certificate, each stating that such release complies with this Indenture, the Intercreditor Agreement and the Collateral Documents.

SECTION 11.4.            Authorization of Actions to Be Taken by the Trustee or the Collateral Agent Under the Collateral Documents.

(a)           Subject to the provisions of the Collateral Documents, the Intercreditor Agreement and the other provisions of this Indenture, each of the Trustee or the Collateral Agent may take all actions it deems necessary or appropriate in order to (i) enforce any of its rights or any of the rights of the Holders under the Collateral Documents and (ii) upon the occurrence and during the continuance of an Event of Default, collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of Parent, the Company and the Subsidiary Guarantors hereunder and thereunder.  Subject to the provisions of the Collateral Documents, the Intercreditor Agreement, the Trustee or the Collateral Agent shall have the power (but not the obligation) to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents, the Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

(b)           The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence, bad faith or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.  The Trustee or the Collateral Agent shall have no responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Collateral Documents or otherwise.

(c)           Where any provision of the Collateral Documents requires that additional property or assets be added to the Collateral, the Company or Parent shall, or shall cause the applicable Subsidiary Guarantors to, take any and all actions reasonably required to cause such additional property or assets to be added to the Collateral and to create and maintain a valid and enforceable perfected second priority security interest on a pari passu basis with the Liens securing any Pari Passu Lien Indebtedness in such property or assets (subject to Permitted Liens) in favor of the Collateral Agent for the benefit of the Holders, in each case in accordance with and to the extent required under the Collateral Documents.

(d)           The Trustee or the Collateral Agent, in taking any action under the Collateral Documents, shall be entitled to receive, if requested, as a condition to take any action, an Officers’ Certificate and Opinion of Counsel to the effect that such action does not violate this Indenture, the Collateral Documents or the Intercreditor Agreement, and the Trustee or the Collateral Agent shall be fully protected relying thereon.

(e)           In acting under the Collateral Documents and the Intercreditor Agreement, the Trustee and Collateral Agent shall have all the protections, rights and immunities given to them under this Indenture.

SECTION 11.5.            Recording, Registration and Opinions.

(a)           The Company shall comply with the provisions of TIA Sections 314(b) and 314(d), in each case following qualification of this Indenture pursuant to the TIA, except to the extent not required as set forth in any SEC regulation or interpretation or guidance (including any no-action letter or exemptive order issued by the Staff of the SEC, whether issued to the Company or any other Person).  Following such qualification, to the extent the Company is required to furnish to the Trustee an Opinion of Counsel pursuant to Trust Indenture Act Section 314(b)(2), the Company shall furnish such opinion not more than 60 but not less than 30 days prior to each September 1.

(b)           Any release of Collateral permitted by Section 11.3 shall be deemed not to impair the Liens under this Indenture and the Collateral Documents in contravention thereof and any person that is required to deliver any certificate or opinion pursuant to Section 314(d) of the TIA shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion.  The Trustee shall, to the extent permitted by Sections 7.1 and 7.2, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such certificate or opinion.

(c)           If any Collateral is released in accordance with this Indenture or any Collateral Document, the Company shall determine whether it has delivered all documentation required by TIA Section 314(d) in connection with such release.

ARTICLE XII

Miscellaneous

SECTION 12.1.            Notices.  Notices given by publication shall be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, shall be deemed given five calendar days after mailing.  Any notice or communication shall be in writing and delivered in person, by facsimile or mailed by first-class mail addressed as follows:

if to Parent, the Company or any Subsidiary Guarantor:

c/o Reddy Ice Corporation
8750 N. Central Expressway, Suite 1800
Dallas, Texas  75231
Attention:  Steven J. Janusek
Facsimile No.:  (214) 528-1532

if to the Trustee or Collateral Agent:

Wells Fargo Bank, National Association
1445 Ross Avenue, 2nd Floor, MAC:T 5303-022
Dallas, TX 75202
Attention: Corporate Trust Services
Facsimile: 214-777-4086

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.  Any notice or communication shall also be so mailed or delivered to any Person described in TIA § 313(c), to the extent required by the TIA.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Each of the Trustee and Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Indenture or the Collateral Documents or the Intercreditor Agreement sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods.  If the party elects to give the Trustee or Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee or Collateral Agent in its discretion elects to act upon such instructions, the Trustee’s or Collateral Agent’s understanding of such instructions shall be deemed controlling.  Neither the Trustee nor the Collateral Agent shall be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction.  The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or Collateral Agent, including without limitation the risk of the Trustee or Collateral Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

SECTION 12.2.            Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of Notes on the date hereof), the Company shall furnish to the Trustee:

(i)      an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(ii)     an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 12.3.            Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and also shall include:

(i)      a statement that the individual making such certificate or opinion has read such covenant or condition;

(ii)     a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)    a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv)    a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

SECTION 12.4.            When Notes Disregarded.  In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by Parent, the Company, any Subsidiary Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee knows are so owned shall be so disregarded.  Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 12.5.            Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by, or a meeting of, Holders.  The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.6.            Days Other than Business Days.  If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.  If a regular Record Date is not a Business Day, the Record Date shall not be affected.

SECTION 12.7.            Governing Law.  This Indenture, the Notes and the Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 12.8.            Waiver of Jury Trial.  EACH OF PARENT, THE COMPANY, THE SUBSIDIARY GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.9.            No Recourse Against Others.  An incorporator, director, officer, employee, stockholder or controlling person, as such, of Parent, the Company or any Subsidiary Guarantor shall not have any liability for any obligations of Parent, the Company or any Subsidiary Guarantor under the Notes, the Guarantees, the Collateral Documents, the Intercreditor Agreement or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Holder shall waive and release all such liability.  The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 12.10.          Successors.  All agreements of Parent, the Company and each Subsidiary Guarantor in this Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.11.          Multiple Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Indenture.

SECTION 12.12.          Variable Provisions.  The Company initially appoints the Trustee as Paying Agent and Registrar and custodian with respect to any Global Notes.

SECTION 12.13.          Table of Contents; Headings.  The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.14.          Direction by Holders to Enter into Collateral Documents and the Intercreditor Agreement.  By accepting a Note, each Holder is deemed to have authorized and directed the Trustee and the Collateral Agent, as applicable, to enter into the Collateral Documents and the Intercreditor Agreement.

SECTION 12.15.          Force Majeure.  In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee and the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.16.          USA Patriot Act.  The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee and the Trust Officers, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account.  The parties to this agreement agree that they shall provide the Trustee and the Trust Officers with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

SECTION 12.17.          Trust Indenture Act Controls.  If any provision hereof limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

SECTION 12.18.          Communication by Holders of Notes with Other Holders of Notes.  Holders of the Notes may communicate pursuant to TIA § 312(b) with other Holders of Notes with respect to their rights under this Indenture or the Notes.  The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

REDDY ICE CORPORATION

By:	/s/ Steven J. Janusek
	Name:	Steven J. Janusek
	Title:	Executive Vice President, Chief Financial Officer and Secretary

REDDY ICE HOLDINGS, INC.

By:	/s/ Steven J. Janusek
	Name:	Steven J. Janusek
	Title:	Executive Vice President, Chief
Financial Officer and Secretary

[Signature Page to Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick T. Giordano
	Name:	Patrick T. Giordano
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Patrick T. Giordano
	Name:	Patrick T. Giordano
	Title:	Vice President

[Signature Page to Indenture]

Annex A

Mortgaged Property

15960 Shaw Rd.	Athens	AL
4626 S. 40th St.	Phoenix	AZ
2101 31st Street	Denver	CO
604 N. Frontage Rd	Plant City (Tampa)	FL
5050 S.W. 51st Street	Davie	FL
117 Society Ave.	Albany	GA
1586 E. Taylor Ave.	East Point	GA
1111 Burt St.	Shreveport	LA
8700 Ice Drive	Raleigh	NC
5525 S.W. 29th Street	Oklahoma City	OK
6004 N. Shepherd Dr.	Houston	TX
7901 Springdale Road	Austin	TX
1104 - 1130 E. Durango	San Antonio	TX
4320 Duncanville Rd	Dallas	TX
610 Pleasant Valley Rd	Harrisonburg	VA
W. Moler Ave. @ Factory St.	Martinsburg	WV

A-1

EXHIBIT A

[FORM OF FACE OF NOTE]

Global Note Legend, if applicable
Private Placement Legend, if applicable

[144A][Reg. S][IAI] No. [ ]	Principal Amount $[ ],
as revised by the Schedule of Increases
or Decreases in the Global Note attached hereto

CUSIP NO.

REDDY ICE CORPORATION

13.25% Senior Secured Note due 2015

Reddy Ice Corporation, a Nevada corporation, promises to pay to [                      ], or registered assigns, the initial principal amount set forth on the Schedule of Increases or Decreases in the Global Note attached hereto, as revised by the Schedule of Increases or Decreases in the Global Note attached hereto, on November 1, 2015.

Interest Payment Dates:  May 1 and November 1.

Record Dates:  April 15 and October 15.

Additional provisions of this Note are set forth on the other side of this Note.

REDDY ICE CORPORATION

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee, certifies that this is one of the
Notes referred to in the Indenture.

By:
	Authorized Signatory	Date:

[FORM OF REVERSE SIDE OF NOTE]

13.25% Senior Secured Note due 2015

1.             Interest

Reddy Ice Corporation, a Nevada corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Company shall pay interest semiannually on May 1and November 1 of each year, with the first interest payment to be made on November 1, 2010(1).  Interest on the Notes shall accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from March 15, 2010(2).  The Company shall pay interest on overdue principal or premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful.  Interest shall be computed on the basis of a 360-day year of twelve 30-day months.  Interest shall accrue (in addition to the interest rate borne by the Notes) from and including the date on which an Event of Default under Section 6.1(a)(i), 6.1(a)(ii), 6.1(a)(vii) or 6.1(a)(viii) shall occur to but excluding the date on which such Event of Default shall have been cured, at a rate per annum equal to 1.0% of the principal amount of the Notes.

2.             Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest.  The Company shall pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the April 15 and October 15 next preceding the Interest Payment Date unless Notes are cancelled, repurchased or redeemed after the record date and before the Interest Payment Date.  Holders must surrender Notes to a Paying Agent to collect principal payments.  The Company shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by the transfer of immediately available funds to the accounts specified by the Depositary.  The Company shall make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof.

(1)           With respect to the Initial Notes.

(2)           With respect to the Initial Notes.

3.             Paying Agent and Registrar

Initially, Wells Fargo Bank, National Association, duly organized and existing under the laws of the United States of America and having a corporate trust office at Wells Fargo Bank, National Association, 1445 Ross Avenue, 2nd Floor, Dallas, TX 75202, Attention: Corporate Trust Services (“Trustee”), shall act as Paying Agent and Registrar.  The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder.  The Company or any of its domestically incorporated Wholly-Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.             Indenture

The Company issued the Notes under an Indenture dated as of March 15, 2010 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company, Parent, the Subsidiary Guarantors and the Trustee.  The terms of the Notes include those stated in the Indenture.  Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.  The Notes are subject to all such terms, and Holders are referred to the Indenture and the Securities Act for a statement of those terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior secured obligations of the Company.  This Note is one of the 13.25% Senior Secured Notes due 2015 referred to in the Indenture.  The Notes include (i) $137,571,000 aggregate principal amount of the Company’s 13.25% Senior Secured Notes due 2015 issued under the Indenture on March 15, 2010 (herein called “Initial Notes”), (ii) pursuant to the Exchange Offer, Exchange Notes from time to time for issue only in exchange for a like principal amount of Initial Notes and (iii) if and when issued, additional 13.25% Senior Secured Notes due 2015 of the Company that may be issued from time to time under the Indenture subsequent to March 15, 2010 (herein called “Additional Notes”).  The Indenture contains the terms and restrictions set forth in the Indenture or made a part of the Indenture pursuant to the requirements of the TIA.  The Indenture, among other things, imposes certain covenants with respect to the following matters:  the Incurrence of Indebtedness by the Company and its Restricted Subsidiaries, the payment of dividends and other distributions on the Capital Stock of the Company, the purchase or redemption of Capital Stock of the Company, certain purchases or redemptions of Subordinated Obligations and other Junior Lien Obligations, the sale or transfer of assets and Capital Stock of Subsidiaries, the issuance or sale of Capital Stock of Restricted Subsidiaries, the incurrence of certain Liens, future Subsidiary Guarantors, the business activities and investments of the Company and its Restricted Subsidiaries and transactions with Affiliates.  In addition, the Indenture limits the ability of the Company and its Restricted Subsidiaries to enter into agreements that restrict distributions and dividends from Subsidiaries.  The Indenture also imposes requirements with respect to the provision of financial information.  The Indenture also contains certain exceptions to the foregoing, and this description is qualified in its entirety by reference to the Indenture.

5.             Guarantee

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Company under the Indenture, the Notes, the Collateral Documents and the Intercreditor Agreement when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, Parent has unconditionally Guaranteed (and future guarantors, together with Parent, shall unconditionally Guarantee), jointly and severally, such obligations on a senior, secured basis on a pari passu basis with the Liens securing any Pari Passu Lien Indebtedness pursuant to the terms of the Indenture.

6.             Security

The Initial Notes, Exchange Notes and Additional Notes, if any, are treated as a single class of securities under the Indenture and shall be secured by second-priority Liens and security interests, subject to Permitted Liens, in the Collateral on the terms and conditions set forth in the Indenture and the Collateral Documents.  The Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the Collateral Documents.  Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms, the Indenture and the Intercreditor Agreement and authorizes and directs the Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreement, and to perform its obligations and exercise its rights thereunder in accordance therewith.

7.             Redemption

(a)           Except as described in clauses (b) and (c) below, the Notes are not redeemable until March 1, 2013.  On and after March 1, 2013, the Company may redeem all or, from time to time, a portion of the Notes, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) plus accrued and unpaid interest on the Notes, if any, to the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

Year	Percentage
2013	106.625%
2014	100.000%

(b)           At any time prior to March 1, 2013, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, and additional interest thereon, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

“Applicable Premium” means, as determined by the Company with respect to a Note on any Redemption Date, the greater of:

(1)           1.0% of the principal amount of such Note; and

(2)           the excess, if any, of (a) the present value as of such Redemption Date of (i) the redemption price of such Note on March 1, 2013, plus (ii) the remaining scheduled interest payments due on such Note through March 1, 2013 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points, over (b) the then outstanding principal of such Note.

“Treasury Rate” means, as obtained by the Company, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to March 1, 2013; provided, however, that if the period from the Redemption Date to March 1, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to March 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

(c)           On or prior to March 1, 2013, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) with the Net Cash Proceeds of one or more Qualified Equity Offerings at a redemption price of 113.25% of the principal amount thereof, plus accrued and unpaid interest to the Redemption Date, if any (provided that if the Qualified Equity Offering is an offering by Parent, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company); provided, however, that

(i)            at least 65% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

(ii)           the redemption occurs within 90 days after the closing of such Qualified Equity Offering.

Notice of any redemption pursuant to clause (c) may be given prior to the completion of such Qualified Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Qualified Equity Offering.

(d)           Any redemption pursuant to this paragraph 7 shall be made pursuant to the provisions of Section 5.1, and Sections 5.2 through 5.7 of the Indenture.

[8.            Registration Rights Agreement.  The Notes are entitled to the benefit of the Registration Rights Agreement.](3)

9.             Change of Control; Asset Sales

(a)           If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes under Section 5.1 of the Indenture, each Holder shall have the right to require the Company to repurchase all or any part (in integral multiples of $1,000 except that no Note may be tendered in part if the remaining principal amount would be less than $2,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date) as provided in, and subject to the terms of, the Indenture.

(b)           In the event of an Asset Disposition that requires the purchase of Notes pursuant to Section 3.7(c) of the Indenture, the Company shall be required to make an offer to all Holders to purchase Notes in accordance with Section 3.7(c) of the Indenture at an offer price in cash in an amount equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of purchase (subject to the rights of Holders of record on any Record Date to receive payments of interest on the related Interest Payment Date).  Holders of Notes that are the subject of an offer to purchase shall receive an Asset Disposition Offer from the Company prior to any related purchase date and may elect to have such Note purchased pursuant to such offer by completing the form entitled “Option of Holder To Elect Purchase” attached hereto, or transferring its interest in such Note by book-entry transfer, to the Company or a Paying Agent at the address specified in the notice at least three Business Days before the Asset Disposition Purchase Date.

10.           Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of principal amount of $2,000 and whole multiples of $1,000 in excess thereof.  A Holder may transfer or exchange Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange any Notes for a period beginning 15 Business Days before an Interest Payment Date and ending on such Interest Payment Date.

11.           Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

(3)           To be included in Notes bearing the Private Placement Legend.

12.           Unclaimed Money

If money for the payment of the principal of or premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another person.  After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

13.           Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

14.           Amendment, Waiver

The Indenture, the Notes and the Collateral Documents may be amended or waived as set forth in Article IX of the Indenture.

15.           Defaults and Remedies

Events of Default shall be as set forth in Article VI of the Indenture.

If an Event of Default occurs and is continuing, the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes then outstanding may declare all the Notes to be due and payable immediately.  Certain events of bankruptcy or insolvency with respect to the Company are Events of Default which shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee and the Collateral Agent may refuse to enforce the Indenture or the Notes unless each receives indemnity or security reasonably satisfactory to each of the Trustee and the Collateral Agent.  Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

16.           Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

17.           No Recourse Against Others

A director, officer, employee, incorporator, stockholder or controlling person, as such, of Parent, the Company or any Subsidiary Guarantor shall not have any liability for any obligations of Parent, the Company or any Subsidiary Guarantor under the Notes, the Indenture, the Guarantees, the Colla-

teral Documents or the Intercreditor Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation.  By accepting a Note, each Holder waives and releases all such liability.  The waiver and release shall be part of the consideration for the issue of the Notes.

18.           Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

19.           Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

20.           CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures the Company has caused CUSIP numbers to be printed on the Notes.  No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

21.           Successor Entity

When a successor entity assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes and the Indenture, and immediately before and thereafter no Default or Event of Default exists and all other conditions of the Indenture are satisfied, the predecessor entity shall be released from those obligations.

22.           Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type.  Requests may be made to:

Reddy Ice Corporation

8750 North Central Expressway
Suite 800
Dallas, Texas  75231
Attention:  Steven J. Janusek
Facsimile No.:  (214) 528-1532

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                        agent to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:		Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of the Note shall be $ [                            ].  The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, check the box:

☐	☐
3.7	3.9

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or integral multiples of $1,000 in excess thereof):  $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)
Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

PARENT GUARANTY

Pursuant to the Indenture (the “Indenture”) dated as of March 15, 2010 among Reddy Ice Corporation, Reddy Ice Holdings, Inc. (“Parent” and the “Guarantor”), the Subsidiary Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and as collateral agent, the Guarantor, subject to the provisions of Article X of the Indenture, hereby fully, unconditionally and irrevocably guarantees on a pari passu basis with the Liens securing any Pari Passu Lien Indebtedness, as primary obligor and not merely as surety, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations of the Company under the Indenture and the Notes (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6 of the Indenture) and the Collateral Documents (all the foregoing being hereinafter collectively called the “Guarantor Obligations”).  Parent agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Parent Guaranty notwithstanding any extension or renewal of any Guarantor Obligation.

The Guarantor Obligations of Parent to the Holders of the Notes pursuant to the Parent Guaranty and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Parent Guaranty.

Parent also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Parent Guaranty.

REDDY ICE HOLDINGS, INC.

By:
Name:
Title:

[FORM OF SUBSIDIARY GUARANTY]

Pursuant to the Indenture (the “Indenture”) dated as of March 15, 2010 among Reddy Ice Corporation, Reddy Ice Holdings, Inc. (“Parent”), the Subsidiary Guarantors party thereto (each a “Subsidiary Guarantor” and collectively the “Subsidiary Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and as collateral agent, each Subsidiary Guarantor, subject to the provisions of Article X of the Indenture, hereby fully, unconditionally and irrevocably guarantees on a pari passu basis with the Liens securing any Pari Passu Lien Indebtedness, as primary obligor and not merely as surety, jointly and severally with each other Subsidiary Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations of the Company under the Indenture and the Notes (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Parent, the Company or any Subsidiary Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6 of the Indenture) and the Collateral Documents (all the foregoing being hereinafter collectively called the “Guarantor Obligations”).  Each Subsidiary Guarantor agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Subsidiary Guaranty notwithstanding any extension or renewal of any Guarantor Obligation.

The Guarantor Obligations of the Guarantors to the Holders of the Notes pursuant to the Subsidiary Guaranty and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guaranty.

Each Subsidiary Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Subsidiary Guaranty.

[Name of Subsidiary]

By:
Name:
Title:

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Reddy Ice Corporation

8750 North Central Expressway
Suite 800

Dallas, Texas  75231

Attention:  Steven J. Janusek

Facsimile No.:  (214) 528-1532

Wells Fargo Bank, National Association
1445 Ross Avenue, 2nd Floor

Dallas, TX 75202
Attention:  Corporate Trust Services

Facsimile:  214-777-4086

Re:  13.25% Senior Secured Notes due 2015

Reference is hereby made to the Indenture, dated as of March 15, 2010 (the “Indenture”), among Reddy Ice Corporation, as Issuer (the “Company”), the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $         in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.          ☐                                          Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note pursuant to Rule 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2.          ☐                                          Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S.  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the  facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person.  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.          ☐                                          Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S.  The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)          ☐                                     such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)          ☐                                    or such Transfer is being effected to the Company or a subsidiary thereof;

or

(c)          ☐                                     such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

or

(d)          ☐                                    such Transfer is being effected to an Institutional Accredited Investor in a minimum denomination of $250,000 and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if requested by the Trustee or an Issuer, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act.  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4.          ☐                                          Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)          ☐                                     Check if Transfer is pursuant to Rule 144.  (i)  The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)          ☐                                    Check if Transfer is pursuant to Regulation S.  (i)  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)          ☐                                     Check if Transfer is pursuant to other exemption.  (i)  The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144,

Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.             The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)           ☐            a beneficial interest in the:

(i)            ☐             144A Global Note (CUSIP [               ]), or

(ii)           ☐             Regulation S Global Note (CUSIP [               ]),  or

(iii)          ☐             IAI Global Note ([         ]); or

(b)           ☐            a Restricted Definitive Note.

2.             After the Transfer the Transferee will hold:

[CHECK ONE]

(a)           ☐            a beneficial interest in the:

(i)            ☐             144A Global Note (CUSIP [               ]),  or

(ii)           ☐             Regulation S Global Note (CUSIP [               ]), or

(iii)          ☐             IAI Global Note ([            ]); or

(iii)          ☐             Unrestricted Global Note (CUSIP [               ]),  or

(b)           ☐            a Restricted Definitive Note; or

(c)           ☐            an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Reddy Ice Corporation

8750 North Central Expressway
Suite 800

Dallas, Texas  75231

Attention:  Steven J. Janusek

Facsimile No.:  (214) 528-1532

Wells Fargo Bank, National Association
1445 Ross Avenue, 2nd Floor

Dallas, TX 75202
Attention:  Corporate Trust Services

Facsimile:  214-777-4086

Re:  13.25% Senior Secured Notes due 2015

(CUSIP [             ])

Reference is hereby made to the Indenture, dated as of March 15, 2010 (the “Indenture”), among Reddy Ice Corporation, as Issuer (the “Company”), the Guarantors named therein and Wells Fargo Bank, National Association, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                 in such Note[s] or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

1.             Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

(a)           ☐            Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)           ☐            Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)           ☐            Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)           ☐            Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.             Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

(a)           ☐            Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)           ☐            Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note.  In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE]     144A Global Note,     Regulation S Global Note or      IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF CERTIFICATE FROM
ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Reddy Ice Corporation

8750 North Central Expressway
Suite 800

Dallas, Texas  75231

Attention:  Steven J. Janusek

Facsimile No.:  (214) 528-1532

Wells Fargo Bank, National Association
1445 Ross Avenue, 2nd Floor

Dallas, TX 75202

Attention:  Corporate Trust Services

Facsimile: 214-777-4086

Re:  13.25% Senior Secured Notes due 2015

Reference is hereby made to the Indenture, dated as of March 15, 2010 (the “Indenture”), among Reddy Ice Corporation, as Issuer (the “Company”), the Guarantors named therein and Wells Fargo Bank, National Association, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $                         aggregate principal amount(1) of:

(a)           ☐            a beneficial interest in a Global Note, or

(b)           ☐            a Definitive Note,

we confirm that:

1.             We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

(1)           To be an amount not less than $250,000.

D-1

2.             We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence.  We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary of the Company, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) in a minimum principal amount of $250,000 to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if requested by the Trustee or an Issuer, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3.             We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions.  We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.             We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.             We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

D-2

Exhibit E

Form of Mortgage

E-1